The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-170456
333-170456-01
333-170456-02
333-170456-03
333-170456-04
333-170456-05
333-170456-06
333-170456-07
333-170456-08

SUBJECT TO COMPLETION, DATED DECEMBER 2, 2010

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated November 8, 2010)

$

Cooper US, Inc.

$          % Senior Notes due

$          % Senior Notes due

Fully and Unconditionally Guaranteed by
Cooper Industries plc
(and specified subsidiaries)

We are offering $      of     % Senior Notes due          , which we refer to as the ‘‘           Notes” and $      of     % Senior Notes due          , which we refer to as the ‘‘           Notes.” We refer to the           Notes and the          Notes collectively as the “notes.”

The           Notes will bear interest at the rate of     % per year and the     Notes will bear interest at the rate of     % per year. Interest on the notes will be payable on          and           of each year, beginning          , 2011. The          Notes will mature on          ,           and the           Notes will mature on          ,          . Cooper US may redeem some or all of the notes at any time and from time to time at the applicable redemption prices described under “Description of Notes and Guarantees — Optional Redemption.” In addition, Cooper US may redeem all of the notes of a series under the circumstances described under “Description of Notes and Guarantees — Redemption for Changes in Withholding Taxes.” If Cooper Industries plc experiences a “change of control repurchase event” with respect to a series of notes, Cooper US will be required to offer to purchase the notes of the applicable series from holders unless it has previously redeemed the applicable series of notes. See “Description of Notes and Guarantees — Repurchase at the Option of Holders Upon a Change of Control.”

The notes will be senior unsecured obligations of Cooper US and rank equally with all of Cooper US’s other unsecured senior indebtedness from time to time outstanding. The notes will be guaranteed on a senior unsecured basis by Cooper Industries plc, the indirect parent corporation of Cooper US, and by the subsidiaries of Cooper Industries plc specified under “Description of Notes and Guarantees — Guarantees.”

Investing in the notes involves risks. Please read “Risk Factors” beginning on page S-6.

	Per		Per
	Note	Total	Note	Total

Public Offering Price	%	$	%	$
Underwriting Discounts and Commissions	%	$	%	$
Proceeds (Before Expenses) to Cooper US(1)	%	$	%	$

(1)	Plus accrued interest from December , 2010 if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or any of the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about December   , 2010.

Joint Book-Running Managers

BofA Merrill Lynch	Citi	Goldman, Sachs & Co.

The date of this prospectus supplement is December   , 2010.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not offering to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

Prospectus Supplement

Unless the context requires otherwise, references to “we,” “us” or “our” refer collectively to Cooper Industries plc (an Irish company) and its consolidated subsidiaries, including Cooper US, Inc. “Cooper Parent” refers only to Cooper Industries plc and not to any of its subsidiaries or affiliates, and “Cooper US” refers only to Cooper US, Inc. and not to its parent or any of its subsidiaries or affiliates. The terms “Guarantor” and “Guarantors” refer to Cooper Parent and its subsidiaries that are identified under “Description of Notes and Guarantees — Guarantees.”

The notes and related guarantees may not be offered or sold in Bermuda by Cooper US, although offers may be made to persons in Bermuda from outside Bermuda.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part is the prospectus dated November 8, 2010, which is part of our Registration Statement on Form S-3 (Registration No. 333-170456).

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” in the accompanying prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Please see “Cautionary Statement Regarding Forward-Looking Statements” on page 1 of the accompanying prospectus.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering. It does not contain all of the information that may be important to you in deciding whether to purchase notes. We encourage you to read the entire prospectus supplement, the accompanying prospectus and the documents that we have filed with the SEC that are incorporated by reference prior to deciding whether to purchase notes.

COOPER INDUSTRIES PLC

Cooper Parent is a global electrical products manufacturer with 2009 revenues of $5.1 billion. Incorporated in Ireland with administrative headquarters in Houston, Cooper Parent employs approximately 24,600 people and operates seven divisions: Cooper B-Line, Cooper Bussmann, Cooper Lighting, Cooper Wiring Devices, Cooper Crouse-Hinds, Cooper Power Systems, and Cooper Safety. Cooper Parent is a 50% owner of Apex Tools Group, LLC, a Tools business joint venture with Danaher Corporation. For more information, visit our website at www.cooperindustries.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus supplement, the accompanying prospectus or any other report or document we file with or furnish to the Securities and Exchange Commission.

COOPER US, INC.

Cooper US is an indirect, wholly owned subsidiary of Cooper Parent. Cooper Parent currently conducts all of its operations through its subsidiaries, including Cooper US and its subsidiaries.

Cooper US is a Delaware corporation incorporated in May 2001. Cooper US’s principal executive offices are located at 600 Travis, Houston, Texas 77002, and its telephone number at that address is (713) 209-8400.

The Offering

Issuer	Cooper US, Inc.

Securities Offered	$ million principal amount of % Senior Notes due and $ million principal amount of % Senior Notes due .

Maturity	The Notes will mature on , and the Notes will mature on , .

Interest	Interest on the notes will accrue from December , 2010 and will be payable on and of each year, beginning , 2011.

Guarantees	The notes will be fully and unconditionally guaranteed by Cooper Industries plc, Cooper Industries, Ltd., Cooper B-Line, Inc., Cooper Bussmann, LLC, Cooper Crouse-Hinds, LLC, Cooper Lighting, LLC, Cooper Power Systems, LLC, and Cooper Wiring Devices, Inc.

Ranking	The notes will be senior unsecured obligations of Cooper US and will rank equally in right of payment with all other unsecured and unsubordinated indebtedness of Cooper US from time to time outstanding. The guarantees will be joint and several senior unsecured obligations of the respective Guarantors and will rank equally in right of payment with all of such Guarantors’ other unsecured and unsubordinated indebtedness from time to time outstanding.

The notes and the guarantees will be effectively subordinated to any secured indebtedness of Cooper US or any of the Guarantors, as the case may be, to the extent of the value of the assets securing such indebtedness, unless the notes or guarantees are also secured by these assets. The indenture restricts the ability of Cooper Parent and its Restricted Subsidiaries (as defined in the accompanying prospectus) to incur secured debt. See “Description of Debt Securities and Guarantees — Certain Covenants — Covenant Limiting Secured Indebtedness” in the accompanying prospectus.

Optional Redemption	At any time, in the case of the Notes, and prior to , (three months prior to the maturity date of the Notes) in the case of the Notes, Cooper US may redeem the applicable series of notes, in whole at any time or in part from time to time, at its option at a redemption price equal to the greater of:

• 100% of the principal amount of the notes being redeemed; and

• the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (not including any interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus           basis points in the case of the           Notes, and           basis points in the case of the           Notes;

plus, in each case, accrued interest to, but not including, the redemption date. At any time on or after ,

(three months prior to their maturity date), the Notes will be redeemable, in whole or in part at any time and from time to time, at Cooper US’s option at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued interest thereon to the date of redemption. See “Description of Notes and Guarantees — Optional Redemption.”

In addition, Cooper US may redeem all, but not part, of a series of the notes upon the occurrence of certain tax events at the applicable redemption price described under the caption “Description of Notes and Guarantees — Redemption for Changes in Withholding Taxes.”

Repurchase at the Option of Holders Upon a Change of Control	If Cooper Parent experiences a “change of control repurchase event” (as defined in this prospectus supplement) with respect to a series of notes, Cooper US will be required to offer to purchase the applicable series of notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, unless it has previously redeemed the applicable series of notes. See “Description of Notes and Guarantees — Repurchase at the Option of Holders Upon a Change of Control.”

Covenants	The notes will be issued under an indenture (as defined in this prospectus supplement) with Deutsche Bank Trust Company Americas, as trustee. The indenture governing the notes will, among other things, contain covenants limiting the ability of Cooper Parent and the ability of certain of its subsidiaries to:

• create liens; and

• engage in sale-leaseback transactions.

Additionally, the indenture will limit the ability of Cooper US and Cooper Parent to consolidate, merge or convey or transfer properties and assets substantially as an entirety.

These covenants are subject to important exceptions and qualifications described under “Description of Debt Securities and Guarantees — Certain Covenants” in the accompanying prospectus.

Further Issues	Cooper US may at any time and from time to time, without notice to or the consent of the holders of the notes, create and issue additional debt securities having the same terms as and ranking equally and ratably with a series of the notes in all respects, as described under “Description of Notes and Guarantees — General.”

Use of Proceeds	Cooper US intends to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds.”

Book-Entry	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee; and these interests may not be exchanged for certificated notes except in limited circumstances. See “Description of Notes and Guarantees — Book-Entry System.”

Risk Factors	Investing in the notes involves risks. See “Risk Factors” for a description of certain risks you should particularly consider before investing in the notes.

Governing Law	New York

Trustee	Deutsche Bank Trust Company Americas

Summary Consolidated Financial Information

The following table presents our summary consolidated financial information as of the dates and for the periods indicated. The summary financial data as of December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009 have been derived from our audited consolidated financial statements, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary consolidated financial balance sheet data as of December 31, 2007 have been derived from our audited consolidated financial statements that are not incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary financial data as of and for the nine months ended September 30, 2010 and 2009 have been derived from our unaudited consolidated financial statements, which (other than the balance sheet data as of September 30, 2009) are incorporated by reference in this prospectus supplement and the accompanying prospectus, and, in the opinion of our management, reflect all adjustments (consisting solely of normal recurring adjustments) that are necessary to fairly present the results of operations for such periods. The results for the nine months ended September 30, 2010 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2010. You should read the data set forth below in conjunction with our consolidated financial statements and the related notes thereto and other financial information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)		(In millions)

Income Statement Data:
Revenues	$3,806.0	$3,813.0	$5,069.6	$6,521.3	$5,903.1
Income from continuing operations	301.9	284.8	413.6	615.6	692.3
Income related to discontinued operations, net of income taxes	—	25.5	25.5	16.6	—
Net income	301.9	310.3	439.1	632.2	692.3
Balance Sheet Data (at end of specified period):
Total assets	$5,958.9	$6,246.6	$5,984.4	$6,164.9	$6,133.5
Long-term debt, excluding current maturities	923.1	922.6	922.7	932.5	909.9
Shareholders’ equity	3,028.1	2,871.8	2,963.3	2,607.4	2,841.9

In October 1998, we sold our Automotive Products segment for $1.9 billion in proceeds. In 2008, discontinued operations income of $16.6 million, which is net of a $9.4 million income tax expense, was recorded to reflect ongoing resolution of the potential liabilities through the tort system when the Bankruptcy Court denied our participation in the Federal-Mogul 524(g) trust. During 2009, we recognized an after-tax gain from discontinued operations of $25.5 million, which is net of a $16.2 million income tax expense, from negotiated insurance settlements consummated in 2009 that were not previously recognized. See Note 18 of the Notes to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 and Note 16 of the Notes to our 2009 consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus.

In July 2010, we combined our Tools business with certain Tools businesses from Danaher Corporation to create a joint venture, named Apex Tool Group, LLC. At completion of the transaction in July 2010, we deconsolidated the Tools business assets and liabilities contributed to the joint venture and recognized our 50% ownership interest as an equity investment. Beginning in the third quarter of 2010, we recognize our proportionate share of the joint venture’s operating results using the equity method. Recording the joint venture investment in 2010 at its fair value of $480 million resulted in an after tax loss of $93.7 million. See Notes 2 and 3 of the Notes to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 incorporated by reference in this prospectus supplement and the accompanying prospectus.

RISK FACTORS

You should carefully consider the following risk factors and the information under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. The following is not intended as, and should not be construed as, an exhaustive list of relevant risk factors. There may be other risks that a prospective investor should consider that are relevant to its own particular circumstances or generally.

Risks Related to the Notes

Cooper US conducts all of its operations through its subsidiaries and may be limited in its ability to access funds from these subsidiaries to service its debt, including the notes. In addition, the notes will not be guaranteed by all of its subsidiaries.

Cooper US and Cooper Parent conduct their operations through subsidiaries, which generate virtually all of their respective operating income and cash flow. As a result, distributions or advances from subsidiaries of Cooper US and Cooper Parent are a major source of funds necessary for Cooper US and Cooper Parent to meet their respective debt service and other obligations. Contractual provisions, laws or regulations, as well as a subsidiary’s financial condition and operating requirements, may limit the ability of Cooper US to obtain cash required to pay its debt service obligations, including payments on the notes, or the ability of Cooper Parent to satisfy its payment obligations under its guarantee. The notes and the guarantees will be structurally subordinated to all obligations of any non-guaranteeing subsidiaries of Cooper Parent. This means that holders of the notes and the guarantees will have a junior position to the assets and earnings of such non-guaranteeing subsidiaries. As of September 30, 2010, non-guaranteeing subsidiaries of Cooper Parent had $9.6 million of indebtedness outstanding.

The subsidiaries of Cooper US and Cooper Parent are separate and distinct legal entities and, except for their obligations as Guarantors, have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make funds available to Cooper US to do so. The Guarantors, other than Cooper Parent and Cooper Industries, Ltd., are wholly-owned, direct and indirect subsidiaries of Cooper US that we consider the principal domestic operating subsidiaries. The Guarantors are guarantors of substantially all of our long-term debt and are also guarantors of borrowings of Cooper US under our senior credit facilities. However, not all of the subsidiaries of Cooper US and Cooper Parent guarantee the notes. For example, none of our foreign subsidiaries is an obligor or Guarantor in respect of the notes. In addition, our Tools business joint venture (in which we have a 50% ownership interest) is not an obligor or Guarantor in respect of the notes. As a result, if Cooper US defaults on its obligations under the notes, you will not have any direct claims against any subsidiary of Cooper US or Cooper Parent that is not a Guarantor in respect of the notes nor will you have a direct claim against our Tools business joint venture or any of its subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to Cooper US.

For more information regarding our Guarantor and non-guarantor subsidiaries, see Note 19 to our September 30, 2010 consolidated financial statements and Note 20 to our consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus.

The notes and the guarantees will be unsecured and, therefore, will be effectively subordinated to any secured debt of Cooper US and the Guarantors to the extent of the value of assets securing such debt.

The notes and the guarantees will not be secured by any of the assets of Cooper US or the Guarantors. As a result, the notes are effectively subordinated to any secured debt Cooper US may incur and to the secured debt of any Guarantor to the extent of the value of the assets securing such debt. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of Cooper US’s secured debt or the secured debt of any Guarantor may assert rights against the secured assets in order to receive full payment of their debt before the assets may be used to pay the holders of the notes. As of September 30, 2010, Cooper US and the Guarantors had less than $1.0 million of secured debt outstanding.

The guarantees of our subsidiaries may be limited in duration.

The indenture does not contain any covenants that materially restrict our ability to sell, transfer or otherwise dispose of our assets, including the capital stock of our subsidiaries, or the assets of any of our subsidiaries, except as described under the caption “Description of Debt Securities and Guarantees — Merger, Consolidation or Sale of Assets” in the accompanying prospectus. In the event that Cooper US sells, transfers or otherwise disposes of some or all of the capital stock of a subsidiary that guarantees the notes, such that it is no longer a subsidiary of Cooper US, or a subsidiary that guarantees the notes sells, transfers, or otherwise disposes of all or substantially all of its assets, the guarantee of that subsidiary would terminate. Likewise, in the event a subsidiary that guarantees the notes incurs or guarantees indebtedness where such indebtedness or guarantee is secured by such subsidiary’s assets, the ability of the holders of the notes to collect payments against such subsidiary under its guarantee could be materially and adversely affected.

The guarantees may raise fraudulent transfer issues, which could impair the enforceability of the guarantees.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that Guarantor if, among other things, a court found that the guarantee was made or incurred with actual intent to hinder, delay or defraud creditors or the Guarantor did not receive fair consideration or received less than a reasonably equivalent value for the guarantee and the Guarantor:

•	was insolvent or was rendered insolvent because of the guarantee and the application of proceeds of the notes;

•	was engaged in a business or transaction or was about to engage in a business or a transaction for which its remaining assets constituted unreasonably small capital to carry on its business;

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature; or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment the judgment is unsatisfied.

We cannot be sure as to the standard that a court would use to determine whether any Guarantor was solvent at the relevant time, or that the issuance of the guarantees would not be voided or the guarantees would not be subordinated to such Guarantors’ other debt. A guarantee could also be subject to the claim that, because the guarantee was incurred for the benefit of Cooper US, and only indirectly for the benefit of the Guarantor, the obligations of the applicable Guarantor were incurred for less than fair consideration. If a court voided a guarantee as a result of fraudulent conveyance, or held it unenforceable for any other reason, holders of the notes would cease to have a claim against such Guarantor and would be solely creditors of Cooper US and any other Guarantors. In addition, any payment by that Guarantor pursuant to its guarantee could be voided and required to be returned to the Guarantor, or to a fund for the benefit of the creditors of the Guarantor.

Since Cooper Parent is a holding company, if all of the guarantees of the subsidiaries were voided, that would result in the holder of the notes having claims that would not be paid prior to substantially all of the other debt and liabilities of the consolidated group of entities, other than Cooper US. In addition, to the extent that the claims of holders of the notes against any Guarantor were subordinated in favor of other creditors of such Guarantor, such other creditors would be entitled to be paid in full before any payment could be made on the notes. If one or more guarantees are voided or subordinated, there may not be sufficient assets remaining to satisfy claims of holders of the notes after providing for satisfaction of all prior claims.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a Guarantor would be considered insolvent if:

•	the sum of its debt, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Each guarantee will contain a provision intended to limit the Guarantor’s liability to the maximum amount that it could incur without causing the incurrence of the obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law.

Our credit ratings may not reflect all risks of your investments in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

If an active trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.

The notes are a new issue of securities for which there currently is no established trading market. We do not intend to list the notes on a national securities exchange. While the underwriters of the notes have advised us that they intend to make a market in the notes, the underwriters will not be obligated to do so and may stop their market making at any time. No assurance can be given:

•	that a market for the notes will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell any notes you may own or the price at which you may be able to sell your notes.

Cooper US may not be able to repurchase the notes upon a change of control.

Upon the occurrence of a change of control repurchase event with respect to a series of notes, Cooper US will be required to offer to purchase all of the notes of the applicable series at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase, unless it has previously exercised a right to redeem notes of the applicable series. If we experience such a change of control repurchase event with respect to a series of notes, there can be no assurance that Cooper US would have sufficient financial resources available to satisfy its obligations to repurchase the notes of the applicable series or the Guarantors would have sufficient financial resources available to satisfy guarantee obligations. Cooper US’ failure to purchase the notes of the applicable series as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for Cooper US and the holders of the notes. See “Description of Notes and Guarantees — Repurchase at the Option of Holders Upon a Change of Control.”

USE OF PROCEEDS

We estimate that Cooper US will receive net proceeds from this offering, after deducting underwriting discounts and commissions and other expenses payable by Cooper US, of approximately $      million. Cooper US intends to use the net proceeds from this offering for general corporate purposes. Pending the application of the net proceeds of this offering, Cooper US may invest such net proceeds in marketable investments.

CAPITALIZATION

The following table sets forth, as of September 30, 2010, Cooper Parent’s consolidated cash and cash equivalents, short-term debt and total capitalization on an actual basis and as adjusted to give effect to the sale of the notes. See “Use of Proceeds.” You should read this table in conjunction with our consolidated financial statements and the notes thereto, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	At September 30,
	2010
		As
	Actual	Adjusted
	(Dollars in millions)

Cash and cash equivalents	$296.0

Short-term debt	$9.6

Long-term debt:
5.25% Senior Notes due November 2012	$325.0
5.45% Senior Notes due April 2015	300.0
6.10% Senior Notes due July 2017	300.0
Notes offered hereby	—
Notes offered hereby	—
Other (includes issuance discount)	(1.9)

Total long-term debt	923.1

Shareholders’ equity:
Common stock	1.7
Retained earnings	3,493.8
Treasury stock	(288.5)
Accumulated other nonowner changes in equity	(178.9)

Total shareholders’ equity	3,028.1

Total capitalization	$3,960.8

DESCRIPTION OF NOTES AND GUARANTEES

The following description is only a summary of the indenture, a copy of which is available upon request to us at the address set forth under “Where You Can Find More Information” in the accompanying prospectus. We urge you to read the indenture because it, and not this description, defines your rights under the indenture as holders of the notes.

General

The notes will be issued under an indenture dated as of the issue date of the notes (the “base indenture”), among Cooper US, as issuer, Cooper Parent, as a Guarantor, and Deutsche Bank Trust Company Americas, as trustee, and a supplemental indenture thereto with respect to each series of notes, each dated as of the issue date of the notes, among Cooper US, as issuer, Cooper Parent, as a guarantor, the subsidiaries that guarantee the debt securities and Deutsche Bank Trust Company Americas, as trustee (the base indenture, as amended and supplemented by such supplemental indentures, the “indenture”). The terms of the base indenture are more fully described in the accompanying prospectus and the terms of the supplemental indentures are more fully described in this prospectus supplement. The indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more additional series. The following summary of certain provisions of the notes, the guarantees and the indenture does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the notes and the indenture. Certain terms used but not defined in this prospectus supplement shall have the meanings given to them in the accompanying prospectus, the notes or the indenture, as the case may be.

Cooper US will issue $      million in original principal amount of           Notes and $      million in original principal amount of           Notes. We may, without the consent of the holders, “re-open” a series of notes and issue more debt securities having the same terms as such series of notes being offered by this prospectus supplement (except the original issue price, original issue date and the date from which interest will accrue). These additional debt securities, together with the applicable series of notes offered by this prospectus supplement, will constitute a single series of debt securities under the indenture.

The           Notes will bear interest at a rate of     % per year and the           Notes will bear interest at a rate of     % per year, in each case from December     , 2010. The first interest payment date on the notes will be          , 2011. Interest is payable semi-annually on           and           to holders of record at the close of business on           and          (whether or not that date is a business day), as the case may be, immediately preceding such interest payment date, and on the maturity date. If any interest payment date would otherwise be a day that is not a business day, that interest payment date will be postponed to the next date that is a business day. If the maturity date of the notes falls on a day that is not a business day, the related payment of principal and interest will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next business day.

The notes will be issued in denominations of $1,000 and integral multiples of $1,000 in book-entry form only.

Guarantees

The notes will be fully and unconditionally guaranteed by Cooper Parent and the following wholly-owned, direct or indirect subsidiaries of Cooper Parent: Cooper Industries, Ltd., Cooper B-Line, Inc., Cooper Bussmann, LLC, Cooper Crouse-Hinds, LLC, Cooper Lighting, LLC, Cooper Power Systems, LLC, and Cooper Wiring Devices, Inc. Each guarantee will be an unsecured obligation of each Guarantor and will rank equal in right of payment with each Guarantor’s unsecured and unsubordinated debt from time to time outstanding, unless such Guarantor is required by the covenant described under “Description of Debt Securities and Guarantees — Certain Covenants — Covenants Limiting Secured Indebtedness” in the accompanying prospectus to secure the guarantee. The guarantees of the Guarantors are joint and several.

The aggregate amount of obligations guaranteed will be reduced to the extent necessary to prevent violation of, or becoming voidable under, applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting creditors generally.

Ranking

The notes will be unsecured obligations of Cooper US and will rank equally in right of payment with all of the unsecured and unsubordinated debt of Cooper US from time to time outstanding. Each guarantee will be an unsecured obligation of the respective Guarantor and will rank equally in right of payment with each of the respective Guarantor’s unsecured and unsubordinated debt from time to time outstanding. Under the circumstances described under “— Certain Covenants — Covenant Limiting Secured Indebtedness,” in the accompanying prospectus, Cooper US may be required to secure the notes and a Guarantor may be required to secure its guarantee.

The notes and the guarantees will be effectively subordinated to any secured indebtedness of Cooper US or any of the Guarantors, as the case may be, to the extent of the value of the assets securing such indebtedness, unless the notes or the guarantees are also secured by these assets. The indenture restricts the ability of Cooper Parent and its Restricted Subsidiaries to incur secured debt. See “— Certain Covenants — Covenant Limiting Secured Indebtedness” in the accompanying prospectus.

Cooper US and Cooper Parent conduct their operations through subsidiaries, which generate virtually all of their respective operating income and cash flow. As a result, distributions or advances from subsidiaries of Cooper US and Cooper Parent are a major source of funds necessary for Cooper US and Cooper Parent to meet their respective debt service and other obligations. Contractual provisions, laws or regulations, as well as a subsidiary’s financial condition and operating requirements, may limit the ability of Cooper US to obtain cash required to pay its debt service obligations, including payments on the notes, or the ability of Cooper Parent to satisfy its payment obligations under its guarantee. The notes and the guarantees will be structurally subordinated to all obligations of any non-guaranteeing subsidiaries of Cooper Parent. This means that holders of the notes and the guarantees will have a junior position to the assets and earnings of such non-guaranteeing subsidiaries in relation to the creditors of such non-guaranteeing subsidiaries, including holders of trade payables. As of September 30, 2010, non-guaranteeing subsidiaries of Cooper Parent had $9.6 million of indebtedness outstanding.

Optional Redemption

In the case of the           Notes, and prior to          ,          (three months prior to the maturity date of the           Notes) in the case of the           Notes, Cooper US may redeem the applicable series of notes, in whole at any time or in part from time to time, at its option at a redemption price equal to the greater of:

(i) 100% of the principal amount of the notes to be redeemed; and

(ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (excluding interest accrued to the redemption date), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus           basis points in the case of the           Notes and           basis points in the case of the           Notes;

plus, in each case, accrued interest thereon to the date of redemption.

At any time on or after          ,          (three months prior to their maturity date), the           Notes will be redeemable, in whole or in part at any time and from time to time, at Cooper US’s option at a redemption price equal to 100% of the principal amount of the          Notes to be redeemed plus accrued interest thereon to the date of redemption.

Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

“Comparable Treasury Issue” means, with respect to a series of notes, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes of such series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the trustee obtains fewer than six such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (i) Citigroup Global Markets Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or their respective affiliates that are Primary Treasury Dealers) and their successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes of a series are to be redeemed, the notes of such series to be redeemed shall be selected by lot by The Depository Trust Company, in the case of notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of notes that are not represented by a global security.

Redemption for Changes in Withholding Taxes

Cooper US also will be entitled to redeem a series of notes under the circumstances described in the accompanying prospectus under the heading “Description of Debt Securities and Guarantees — Redemption for Changes in Withholding Taxes.”

Sinking Fund

The notes will not be entitled to any sinking fund.

Repurchase at the Option of Holders Upon a Change of Control

If a “change of control repurchase event” occurs with respect to a series of notes, unless Cooper US has exercised its right to redeem the applicable series of notes as described above, Cooper US will make an offer to each holder of notes of the applicable series to repurchase all or any part (in integral multiples of $1,000) of that holder’s notes of the applicable series at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of purchase. Within 30 days following any change of control repurchase event or, at Cooper US’s option, prior to any change of control, but after the public announcement of the change of control, Cooper US will mail a notice to each holder of the applicable series of notes, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase notes of the applicable series on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on the change of control repurchase event occurring on or prior to the payment date specified in the notice. Cooper US will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations under the Exchange Act to the extent those laws and regulations are applicable in connection with the repurchase of a series of notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of a series of notes, Cooper US will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the change of control repurchase event provisions of a series of notes by virtue of such conflict.

On the change of control repurchase event payment date, Cooper US will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to its offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered pursuant to its offer; and

•	deliver or cause to be delivered to the trustee the notes properly accepted for purchase, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by it.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note of the same series equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

Cooper US will not be required to make an offer to repurchase a series of notes upon an applicable change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture for such an offer if made by Cooper US and such third party purchases all notes properly tendered and not withdrawn under such offer.

“Below investment grade rating event” means a decrease in the ratings of the applicable series of notes below investment grade (defined below) by both rating agencies on any date from the date of the public notice of an arrangement that could result in a change of control until the end of the 60-day period following the public notice of the occurrence of the change of control (which period shall be extended so long as the rating of the applicable series of notes is under publicly announced consideration for possible downgrade by either of the rating agencies); provided that a below investment grade rating event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular change of control (and thus shall not be deemed a below investment grade rating event for purposes of the definition of change of control repurchase event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control shall have occurred at the time of the below investment grade rating event).

“Change of control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Cooper Parent and its subsidiaries taken as a whole to any Person (defined below) or group of Persons for purposes of Section 13(d) of the Exchange Act other than Cooper Parent or one of its subsidiaries or a person controlled by Cooper Parent or one of its subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the then outstanding number of shares of Cooper Parent voting stock; or (3) the first day on which a majority of the members of Cooper Parent’s Board of Directors are not Continuing Directors.

“Change of control repurchase event” means the occurrence of both a change of control and a below investment grade rating event with respect to a series of notes.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Cooper Parent who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of Cooper Parent’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional rating agency (defined below) or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its ratings business.

“Person” has the meaning set forth in the indenture and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Rating agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to its ratings business.

“Voting stock” of any specified Person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Defeasance

Each series of notes is subject to defeasance under the conditions set forth in the indenture and described under “Description of Debt Securities and Guarantees — Defeasance” in the accompanying prospectus. In addition to the release of restrictive covenants described in the accompanying prospectus, Cooper US and the Guarantors may also, at their option, be released from the restrictive covenants applicable to a series of notes described above in “— Repurchase at the Option of Holders Upon Change of Control,” subject to the conditions set forth in the indenture and described under “Description of Debt Securities and Guarantees — Defeasance” in the accompanying prospectus.

Book-Entry System

Each series of notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), New York, New York, and registered in the name of Cede & Co., as nominee of DTC. Unless and until exchanged, in whole or in part, for notes in definitive registered form, a global note may not be transferred except as a whole by the depositary for such global note to a nominee of such depositary, by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

Purchases of the notes within the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner of the notes will be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

To facilitate subsequent transfers, all notes deposited with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Cooper US will make payments due on the notes to Cede & Co., as nominee of DTC, in immediately available funds. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detailed information, on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not our or DTC’s responsibility, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. is our responsibility. Disbursement of such payments to direct participants is the responsibility of Cede & Co. Disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants.

Except as provided herein, a beneficial owner of an interest in a global note will not be entitled to receive physical delivery of the notes. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global note.

As long as the depositary, or its nominee, is the registered holder of a global note, the depositary or such nominee will be considered the sole owner and holder of the notes represented thereby for all purposes under the notes and the indenture. Except in the limited circumstances referred to below, owners of beneficial interests in a global note will not be entitled to have such global note or any notes represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated notes in exchange for the global note and will not be considered to be the owners or holders of such global note or any notes represented thereby for any purpose under the notes or the indenture. Accordingly, each person owning a beneficial interest in such global note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

If the depositary for a global note representing notes is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in definitive form in exchange for such global note. In addition, we may at any time and in our sole discretion determine not to have a series of notes represented by one or more global notes and, in such event, we will issue such series of notes in definitive form in exchange for all of the global notes representing such series of notes. Finally, if an event of default, or an event which with the giving of notice or lapse of time or both would constitute an event of default, with respect to a series of notes represented by a global note has occurred and is continuing, then we will issue notes in definitive form in exchange for all of the global notes representing such series of notes.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Although DTC has agreed to the procedures provided above in order to facilitate transfers, it is under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

MATERIAL INCOME TAX CONSIDERATIONS

United States Taxation

THIS SUMMARY IS OF A GENERAL NATURE AND IS INCLUDED HEREIN SOLELY FOR INFORMATION PURPOSES. THIS SUMMARY IS NOT INTENDED TO BE, AND SHOULD NOT BE, CONSTRUED TO BE LEGAL OR TAX ADVICE. NO REPRESENTATION WITH RESPECT TO THE CONSEQUENCES TO ANY PARTICULAR PURCHASER OF THE NOTES IS MADE. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

The following is a summary of certain United States federal income tax considerations relevant to U.S. Holders and Non-U.S. Holders (both as defined below) relating to the purchase (at the original issue price), ownership and disposition of the notes. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed Treasury Regulations promulgated thereunder, rulings, pronouncements, judicial decisions and administrative interpretations of the Internal Revenue Service, all as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis, at any time by legislative, judicial or administrative action. We cannot assure you that the Internal Revenue Service will not challenge the conclusions stated below, and no ruling from the Internal Revenue Service or an opinion of counsel has been (or will be) sought on any of the matters discussed below.

The following summary does not purport to be a complete analysis of all the potential U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes. Without limiting the generality of the foregoing, this summary does not address the effect of any special rules applicable to certain types of beneficial owners, including, without limitation, dealers in securities or currencies, insurance companies, financial institutions, thrifts, regulated investment companies, tax-exempt entities, U.S. Holders whose functional currency is not the U.S. dollar, U.S. expatriates, persons who hold notes as part of a straddle, hedge, conversion or constructive sale transaction, or other risk reduction or integrated investment transaction, investors in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons liable for alternative minimum tax, individual retirement accounts or qualified pension plans, controlled foreign corporations, passive foreign investment companies, or investors in pass through entities, including partnerships and Subchapter S corporations. In addition, this summary is limited to holders who are the initial purchasers of the notes at their original issue price and hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This summary does not address the effect of any U.S. state or local income or other tax laws, any U.S. federal estate and gift tax laws, or any foreign tax laws.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner will generally depend on the tax status of the partner and the activities of the partnership. A partner of a partnership holding notes should consult its tax advisors.

U.S. Holders

The term “U.S. Holder” means a beneficial owner of a note that is:

•	an individual who is a citizen of the United States or who is a resident alien of the United States for U.S. federal income tax purposes;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if a valid election is in effect under applicable Treasury Regulations to treat the trust as a United States person.

Taxation of Interest — We expect, and the remainder of this discussion assumes, that the notes will not be issued with more than a de minimis amount of original issue discount. Accordingly, interest on a note will generally be includable in income of a U.S. Holder as ordinary income at the time a U.S. Holder receives the interest or the interest accrues, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, or Retirement of a Note — A U.S. Holder will generally recognize capital gain or loss on a sale, exchange, redemption, retirement or other taxable disposition of a note measured by the difference, if any, between:

•	the amount of cash and the fair market value of any property received, except to the extent that the cash or other property received in respect of a note is attributable to accrued interest on the note not previously included in income, which amount will be taxable as ordinary income; and

•	the U.S. Holder’s adjusted tax basis in the note (which generally will equal the cost of the note to such U.S. Holder).

Such capital gain or loss will be treated as a long-term capital gain or loss if, at the time of the sale or exchange, the note has been held by the U.S. Holder for more than one year; otherwise, the capital gain or loss will be short-term. Non-corporate U.S. Holders may be subject to a lower federal income tax rate on their net long-term capital gains than the tax rate applicable to ordinary income. U.S. Holders are subject to certain limitations on the deductibility of their capital losses. U.S. Holders of notes should consult their tax advisors regarding the treatment of capital gains and losses.

Additional Tax on Net Investment Income — For taxable years beginning after December 31, 2012, non-corporate U.S. persons generally will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s tax return filing status). A U.S. Holder’s net investment income will generally include any income or gain recognized by the holder with respect to the notes, unless such income or gain is derived in the ordinary course of the conduct of the holder’s trade or business (other than a trade or business that consists of certain passive or trading activities).

Information Reporting and Backup Withholding — U.S. Holders of notes may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28% and scheduled to increase to 31% as of January 1, 2011) on payments of interest, principal, gross proceeds from disposition of notes, and redemption premium, if any. Backup withholding applies if, among other things, a U.S. Holder that is not otherwise exempt form back up withholding:

•	fails to furnish its social security or other taxpayer identification number and to certify that such number is correct;

•	furnishes an incorrect taxpayer identification number;

•	fails to report interest properly; or

•	fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the U.S. Holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund provided such U.S. Holder timely furnishes the required information to the Internal Revenue Service. Certain persons are exempt from backup withholding. U.S. Holders of notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. We cannot refund amounts once withheld.

We will furnish annually to the Internal Revenue Service, and to record holders of the notes to whom we are required to furnish such information, information relating to the amount of interest and other payments, and the amount of backup withholding, if any, with respect to applicable payments made in connection with the notes.

Non-U.S. Holders

The following summary is limited to the U.S. federal income tax consequences relevant to a beneficial owner of a note who is not classified for U.S. federal income tax purposes as a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) or as a “disregarded entity” and who is not a U.S. Holder (a “Non-U.S. Holder”). In the case of a Non-U.S. Holder who is an individual, the following summary assumes that such individual was not formerly a United States citizen, and was not formerly a resident of the United States for U.S. federal income tax purposes.

Taxation of Interest — Subject to the summary of backup withholding rules below, payments of interest on a note to any Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax provided we or the person otherwise responsible for withholding U.S. federal income tax from payments on the notes receives a required certification from the Non-U.S. Holder (as discussed below) and the Non-U.S. Holder is not:

•	an actual or constructive owner of 10% or more of the total combined voting power of all our voting stock;

•	a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	a bank receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code; or

•	receiving such interest payments as income effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

In order to satisfy the certification requirement, the Non-U.S. Holder must provide a properly completed Internal Revenue Service Form W-8BEN (or the appropriate successor form) under penalties of perjury that provides the Non-U.S. Holder’s name and address and certifies that the Non-U.S. Holder is not a U.S. person. Alternatively, in a case where a security clearing organization, bank or other financial institution holds the notes in the ordinary course of its trade or business on behalf of the Non-U.S. Holder, certification requires that we or the person who otherwise would be required to withhold U.S. federal income tax receive from the financial institution a certification (an Internal Revenue Service Form W-8IMY (or the appropriate successor form)) under penalties of perjury that a properly completed Internal Revenue Service Form W-8BEN (or the appropriate successor form) has been received by it, or by another such financial institution, from the Non-U.S. Holder, and a copy of such a form is furnished to the payor. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances, certifications as to foreign status of partners, trust owners, or beneficiaries may be required to be provided to our paying agent or to us. In addition, special rules apply to payments made through a qualified intermediary, which must provide a certificate to us under penalties of perjury on Internal Revenue Service Form W-8IMY (or the appropriate successor form).

A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax at the rate of 30%, or lower applicable treaty rate (provided such Non-U.S. Holder certifies under penalties of perjury on a properly completed Internal Revenue Service Form W-8BEN that an exemption from or reduction in withholding applies under an applicable tax treaty), on payments of interest on the notes that are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

If the payments of interest on a note are effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States (and, in the event that an income tax treaty is applicable, if the payments of interest are attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally. If the Non-U.S. Holder is a corporation for U.S. federal income purposes, such payments also may be subject to a branch profits tax at the rate of 30%, or lower applicable treaty rate. If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding two sentences, such payments will not be subject to U.S. withholding tax so long as the holder provides us, or the person who otherwise would be required to withhold U.S. federal income tax, with the appropriate certification on Internal Revenue Service Form W-8ECI (or the appropriate successor form).

Sale, Exchange, or Disposition — Subject to the summary of backup withholding rules below, any gain realized by a Non-U.S. Holder on the sale, exchange, retirement or other disposition of a note generally will not be subject to U.S. federal income tax, unless:

•	such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (or, in the event that an income tax treaty is applicable, such gain is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

Information Reporting and Backup Withholding — Any payments of interest on the notes to a Non-U.S. Holder will generally be reported to the Internal Revenue Service and to the Non-U.S. Holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Backup withholding and certain additional information reporting generally will not apply to payments of interest with respect to which either the requisite certification, as described above, has been received or an exemption otherwise has been established, provided that neither we nor the person who otherwise would be required to withhold U.S. federal income tax has actual knowledge or reason to know that the holder is, in fact, a United States person or that the conditions of any other exemption are not, in fact, satisfied.

The payment of proceeds from the disposition of the notes by or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and backup withholding unless the Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of proceeds from the disposition of the notes by or through a non-U.S. office of a non-U.S. custodian, nominee, broker or agent will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related person”). In the case of the payment of the proceeds from the disposition of the notes by or through a non-U.S. office of a custodian, nominee, broker or agent that is either a United States person or a U.S. related person, the Treasury Regulations require information reporting, but not backup withholding, on the payment unless the payor has documentary evidence in its files that the beneficial owner is a Non-U.S. Holder and the broker has no knowledge or reason to know to the contrary.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability provided such Non-U.S. Holder timely furnishes the required information to the Internal Revenue Service. We cannot refund amounts once withheld.

THE PRECEDING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT LEGAL OR TAX ADVICE. ACCORDINGLY, PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THEIR PURCHASE, OWNERSHIP, AND DISPOSITION OF THE NOTES, INCLUDING POTENTIAL CONSEQUENCES OF ANY CHANGES IN APPLICABLE LAW.

Irish Taxation

THE FOLLOWING IS A SUMMARY OF THE PRINCIPAL IRISH TAX CONSEQUENCES FOR INDIVIDUALS AND COMPANIES OF OWNERSHIP OF THE NOTES BASED ON THE LAWS AND PRACTICE OF THE IRISH REVENUE COMMISSIONERS CURRENTLY IN FORCE IN IRELAND AND

MAY BE SUBJECT TO CHANGE. IT DEALS WITH HOLDERS OF NOTES WHO ARE THE ABSOLUTE BENEFICIAL OWNERS OF THEIR NOTES AND HOLD THEM AS AN INVESTMENT. PARTICULAR RULES NOT DISCUSSED BELOW MAY APPLY TO CERTAIN CLASSES OF TAXPAYERS HOLDING NOTES, SUCH AS DEALERS IN SECURITIES, TRUSTS ETC. IT IS INCLUDED FOR INFORMATION PURPOSES ONLY AND SHOULD BE TREATED WITH APPROPRIATE CAUTION. PARTICULAR RULES MAY APPLY TO CERTAIN CLASSES OF TAXPAYERS HOLDING NOTES INCLUDING DEALERS IN SECURITIES AND TRUSTS. THE SUMMARY DOES NOT CONSTITUTE TAX OR LEGAL ADVICE AND THE COMMENTS BELOW ARE OF A GENERAL NATURE ONLY AND DOES NOT DISCUSS ALL ASPECTS OF IRISH TAXATION THAT MAY BE RELEVANT TO ANY PARTICULAR HOLDER OF NOTES. NO REPRESENTATIONS WITH RESPECT TO THE CONSEQUENCES TO ANY PARTICULAR HOLDER OF NOTES IS MADE. PROSPECTIVE INVESTORS IN THE NOTES SHOULD CONSULT THEIR PROFESSIONAL ADVISERS ON THE TAX IMPLICATIONS OF THE PURCHASE, HOLDING, REDEMPTION OR SALE OF THE NOTES AND THE RECEIPT OF INTEREST THEREON UNDER THE LAWS OF THEIR COUNTRY OF RESIDENCE, CITIZENSHIP OR DOMICILE.

Cooper Parent should not be obliged to withhold tax from payments under the guarantee and no other taxes or stamp, registration or other duties are imposed in Ireland on payments made by Cooper Parent in respect of the notes.

Bermuda Taxation

Under current law, no income, withholding or other taxes or stamp, registration or other duties are imposed in Bermuda on payments made by Cooper Industries, Ltd. in respect of the notes.

UNDERWRITING

Cooper US, the Guarantors and the underwriters for the offering named below have entered into an underwriting agreement dated the date of this prospectus supplement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

	Principal Amount	Principal Amount
Underwriters	of Notes	of Notes

Citigroup Global Markets Inc.	$	$
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Total	$	$

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to     % of the principal amount of the           Notes and up to     % of the principal amount of the           Notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to     % of the principal amount of the           Notes and up to     % of the principal amount of the           Notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Cooper US and the Guarantors have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The following table shows the public offering prices, underwriting discounts and proceeds, before expenses, to us, both on a per note basis and in total, for each series of notes.

	Per			Per
	Note		Total	Note		Total

Public Offering Price		%	$		%	$
Underwriting Discounts and Commissions		%	$		%	$
Proceeds (Before Expenses) to Cooper US		%	$		%	$

Cooper US estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $     .

The notes are a new issue of securities with no established trading market. The company has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for Cooper Industries, plc, and its subsidiaries, including Cooper US, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of Cooper Industries, plc or any of its subsidiaries, including Cooper US or any of the Guarantors. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by Cooper US or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to Cooper US or the Guarantor; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Ireland

Each underwriter has agreed that:

(a)	it will not underwrite the issue of, or place the notes, otherwise than in conformity with the provisions of the European Communities (Markets in Financial Instruments) Regulations 2007 (Nos. 1 to 3), including, without limitation, Regulations 7 and 152 thereof or any codes of conduct used in connection therewith and the provisions of the Investor Compensation Act 1998;

(b)	it will not underwrite the issue of, or place, the notes, otherwise than in conformity with the provisions of the Companies Acts, the Central Bank Acts 1942 — 2010 (as amended) and any codes of conduct rules made under Section 117(1) of the Central Bank Act 1989; and

(c)	it will not underwrite the issue of, place or otherwise act in Ireland in respect of the notes, otherwise than in conformity with the provisions of the Market Abuse (Directive 2003/6/EC) Regulations 2005 and any rules issued under Section 34 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005 by the Central Bank of Ireland.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

Certain legal matters in connection with the offering of the notes, including their validity and the validity of certain guarantees of the notes, will be passed upon for us by King & Spalding LLP, Atlanta, Georgia. Certain legal matters in connection with Irish law, including the validity of the guarantee of the notes by Cooper Parent, will be passed upon by Arthur Cox, Dublin, Ireland. Certain legal matters in connection with Bermuda law, including the validity of the guarantee of the notes by Cooper Industries, Ltd., will be passed upon by Appleby, Hamilton, Bermuda. Mayer Brown LLP, Chicago, Illinois, will pass upon certain legal matters for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of Cooper Industries plc appearing in Cooper Industries plc’s Current Report on Form 8-K dated November 8, 2010, for the year ended December 31, 2009 and the effectiveness of Cooper Industries plc’s internal control over financial reporting as of December 31, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS
Cooper Industries plc

Ordinary Shares
Preferred Shares
Depositary Shares
Warrants
Share Purchase Contracts
Share Purchase Units

Cooper US, Inc.

Debt Securities
Guaranteed by Cooper Industries plc and specified principal subsidiaries

Cooper Industries plc and Cooper US, Inc., a subsidiary of Cooper Industries plc, will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any of these securities.

Cooper Industries plc’s ordinary shares are traded on the New York Stock Exchange, or NYSE, under the symbol “CBE.”

We may offer and sell these securities to or through one or more agents, underwriters, dealers or other third parties or directly to one or more purchasers, on a continuous or delayed basis.

You should carefully consider the information under the heading “Risk Factors” in the applicable prospectus supplement or the documents incorporated by reference before considering an investment in any securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 8, 2010.

You should rely only on the information incorporated by reference or contained in this prospectus or any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in or incorporated by reference into this prospectus is accurate as of any date after the date on the front cover of this prospectus or the date of the document incorporated by reference, as applicable. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC. By using a shelf registration statement, Cooper Industries plc and Cooper US, Inc. may sell, at any time and from time to time, in one or more offerings, the securities described in this prospectus. As allowed by the SEC’s rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, and this prospectus is qualified in its entirety by such other information. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

Unless the context requires otherwise, references to “we,” “us” or “our” refer collectively to Cooper Industries plc (an Irish company) and its consolidated subsidiaries, including Cooper US, Inc. “Cooper Parent” refers only to Cooper Industries plc and not to any of its subsidiaries or affiliates and “Cooper US” refers only to Cooper US, Inc. and not to its parent or any of its subsidiaries or affiliates. The terms “Guarantor” and “Guarantors” refer to Cooper Parent and, to the extent any of its subsidiaries is identified under “Description of Debt Securities — Guarantees” or in a prospectus supplement, such subsidiaries.

CAUTIONARY STATEMENT
REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents that we incorporate by reference contain certain statements that we believe may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We generally indicate these statements by words or phrases such as “anticipate,” “estimate,’ “plan,” “expect,” “believe,” “intend,” “foresee” and similar words or phrases. Forward-looking statements include, among other things, statements regarding future revenues, costs and expenses, earnings, earnings per share, margins, cash flows, dividends and capital expenditures. All of these forward-looking statements are subject to risks, uncertainties and assumptions. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. The forward-looking statements included in this prospectus or the relevant incorporated documents are made only as of the date of this prospectus or the relevant incorporated document, as the case may be, and, except as required by law, we undertake no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect our future financial performance include the following:

•	political developments;

•	market and economic conditions;

•	changes in raw material, transportation and energy costs;

•	industry competition;

•	the ability to execute and realize the expected benefits from strategic initiatives including revenue growth plans and cost control and productivity improvement programs;

•	the ability to develop and introduce new products;

•	the magnitude of any disruptions from manufacturing rationalizations;

•	changes in mix of products sold;

•	mergers and acquisitions and their integration;

•	the timing and amount of any stock repurchases;

•	changes in financial markets including currency exchange rate fluctuations;

•	changing legislation and regulations including changes in tax law, tax treaties or tax regulations; and

•	the resolution of potential liabilities and insurance recoveries resulting from on-going Pneumo-Abex related asbestos claims.

When considering forward-looking statements, you should keep these factors in mind as well as those risk factors described in any prospectus supplement or Cooper Parent’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. In light of these risks, uncertainties and assumptions, the events anticipated by our forward-looking statements might not occur. Forward-looking statements speak only as of the date made and we undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

Cooper Parent files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. To receive copies of public records not posted to the SEC’s web site at prescribed rates, you may complete an online form at http://www.sec.gov, send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. You also can inspect reports and other information Cooper Parent files at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Annual, quarterly and current reports, proxy statements and other information Cooper Parent files with the SEC are also available free of charge at the Investors section of our website at www.cooperindustries.com. The information on our website is not part of this prospectus or the applicable prospectus supplement.

Cooper US has no direct operations. Cooper US is indirectly and wholly owned by Cooper Parent and the obligations of Cooper US under its debt securities will be fully and unconditionally guaranteed by Cooper Parent. See “Description of Debt Securities and Guarantees.” Cooper US is not currently subject to the information reporting requirements under the Exchange Act. Cooper US will be exempt from such information reporting requirements so long as it is 100% owned by Cooper Parent, any outstanding debt securities of Cooper US issued under the registration statement of which this prospectus is a part are fully and unconditionally guaranteed by Cooper Parent and Cooper Parent includes in the footnotes to its audited consolidated financial statements summarized consolidated financial information concerning Cooper US. Furthermore, the subsidiaries of Cooper Parent that may guarantee the debt securities of Cooper US are not currently subject to the information reporting requirements under the Exchange Act. These subsidiary guarantors will be exempt from such information reporting requirements so long as they are directly or indirectly 100% owned by Cooper Parent, any outstanding debt securities of Cooper US issued under the registration statement of which this prospectus is a part and guaranteed by such subsidiary guarantors fully are fully and unconditionally guaranteed by Cooper Parent and such subsidiaries on a joint and several basis and Cooper Parent includes in the footnotes to its audited consolidated financial statements summarized consolidated financial information concerning such subsidiary guarantors on a combined basis.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference in this prospectus documents filed with the SEC. This means that we are disclosing important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that is filed later with the SEC will automatically update and supersede the information contained in this prospectus or the applicable prospectus supplement. We are incorporating by reference the following documents filed with the SEC by Cooper Parent:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010;

•	Current Reports on Form 8-K filed on February 22, 2010; March 1, 2010; March 31, 2010, April 15, 2010, April 30, 2010; July 9, 2010; September 7, 2010; September 23, 2010; and November 8, 2010;

•	The description of Cooper Parent’s ordinary shares and preferred share purchase rights contained in its Current Report on Form 8-K, filed on September 9, 2009; and

•	All documents filed by Cooper Parent with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the applicable offering pursuant to this prospectus and any applicable prospectus supplement.

Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this prospectus or the applicable prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus or the applicable prospectus supplement to the extent that a statement contained in this prospectus, in any applicable prospectus supplement or in any other subsequently filed document that also is incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or the applicable prospectus supplement.

We will provide without charge to each person to whom a copy of this prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents which have been or may be incorporated in this prospectus by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in any such documents). You may request a copy of these filings at the following address and telephone number:

Cooper Industries plc
Attn: Corporate Secretary
P.O. Box 4446
Houston, Texas 77210
(713) 209-8400

ENFORCEMENT OF JUDGMENTS AND SERVICE OF PROCESS

Cooper Parent is an Irish company. In addition, some of its assets are or may be located in jurisdictions outside the United States. Therefore, investors may have difficulty effecting service of process within the United States upon Cooper Parent or recovering against Cooper Parent on judgments of U.S. courts, including judgments based upon the civil liability provisions of the U.S. securities laws. Cooper Parent has agreed that it may be served with process with respect to actions based on offers and sales of securities made in the United States and other violations of U.S. securities laws by having Cooper US, which is located at 600 Travis, Houston, Texas 77002-1001, be its U.S. agent appointed for that purpose. A judgment obtained against Cooper Parent in a U.S. court would be enforceable in the United States but could be executed upon only to the extent Cooper Parent has assets in the United States.

Cooper Parent has been advised by its Irish counsel, Arthur Cox, Solicitors, that a judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in Ireland. There is no treaty between Ireland and the United States providing for the reciprocal enforcement of foreign judgments. The following requirements must be met before the foreign judgment will be deemed to be enforceable in Ireland:

•	The judgment must be for a definite sum;

•	The judgment must be final and conclusive; and

•	The judgment must be provided by a court of competent jurisdiction.

An Irish court will also exercise its right to refuse judgment if the foreign judgment was obtained by fraud, if the judgment violated Irish public policy, if the judgment is in breach of natural justice or if it is irreconcilable with an earlier foreign judgment.

ABOUT COOPER INDUSTRIES PLC

We are a diversified, worldwide manufacturing company doing business in two business segments: Energy and Safety Solutions and Electrical Products Group. We manufacture, market and sell our products and provide services throughout the world. We have manufacturing facilities in 23 countries and employed approximately 28,200 people as of December 31, 2009.

Reorganization Transaction

On September 4, 2009, Cooper Industries, Ltd. received approval from the Supreme Court of Bermuda of a scheme of arrangement under Bermuda law (the “Scheme of Arrangement”) that effected a transaction (the “Transaction”) that resulted in the holders of Class A common shares of Cooper Industries, Ltd., other than wholly owned subsidiaries of Cooper Industries, Ltd. that held Class A common shares, becoming ordinary shareholders of Cooper Industries plc and Cooper Industries, Ltd. becoming a wholly owned subsidiary of Cooper Industries plc. The Scheme of Arrangement became effective upon the filing of the court order sanctioning the Scheme of Arrangement with the Bermuda Registrar of Companies on September 8, 2009.

Contribution of Tools Business Assets and Liabilities to Joint Venture

On March 26, 2010, we announced entering into a Framework Agreement with Danaher Corporation to create a joint venture combining our Tools business with certain Tools businesses from Danaher’s Tools and Components Segment (the “Joint Venture”). On July 6, 2010, we announced the completion of the Joint Venture, named Apex Tools Group, LLC. We own a 50% interest in the Joint Venture, have equal representation on its Board of Directors and have a 50% voting interest in the Joint Venture. At completion of the transaction in July, Cooper deconsolidated the Tools business assets and liabilities contributed to the Joint Venture and now recognizes Cooper’s 50% ownership interest as an equity investment.

Our Tools Joint Venture manufactures, markets and sells hand tools for industrial, construction, electronics and consumer markets; automated assembly systems, electrical and pneumatic industrial power tools, related electronics and software control and monitoring systems for industrial markets, specialized automotive service tools, tool storage, drill chucks and precision tool and workholders for industrial and consumer markets.

Products and Segment Information

Our Energy and Safety Solutions segment includes the business unit results from the Cooper Crouse-Hinds, Cooper Power Systems, and Cooper Safety divisions. This segment manufactures, markets and sells electrical protection products, including fittings, plugs, receptacles, cable glands, hazardous duty electrical equipment, intrinsically safe explosion proof instrumentation, emergency lighting, fire detection and mass notification systems and security products for use in residential, commercial and industrial construction, and maintenance and repair applications. The segment also manufactures, markets and sells products for use by utilities and in industry for electrical power transmission and distribution, including distribution switchgear, transformers, transformer terminations and accessories, capacitors, voltage regulators, surge arrestors, energy automation solutions and other related power systems components. Some of this segment’s major products include:

•	Cooper Crouse-Hindstm and CEAG® electrical construction materials and electrical products for harsh and hazardous applications;

•	Cooper Power Systemstm distribution transformers, power capacitors, voltage regulators, surge arrestors, energy automation products, Kyle® distribution switchgear and McGraw-Edison® and RTE® power distribution transformers and related products; and

•	Menvier emergency lighting and fire detection systems, Scantronic security systems, and Wheelock, Roam Secure and MEDC notification systems.

Our Electrical Products Group segment includes the business results from the Cooper B-Line, Cooper Bussmann, Cooper Lighting and Cooper Wiring Devices divisions. This segment manufactures, markets and sells electrical and circuit protection products, support systems, enclosures, specialty connectors, wiring devices, plugs, receptacles, switches, lighting fixtures and controls, and fuses for use in residential, commercial and industrial construction, maintenance and repair applications. Some of this segment’s major products include:

•	Cooper B-Linetm support systems, enclosures and fasteners;

•	Cooper Bussmanntm circuit protection products;

•	Cooper Lighting®, Fair-Safe®, Halo® and Metalux® lighting fixtures; and

•	Cooper Wiring Devices® electrical connection and controls products.

Our executive offices are located at 5 Fitzwilliam Square, Dublin 2, Ireland. We also have administrative offices at 600 Travis, Houston, Texas 77002, and our telephone number is (713) 209-8400.

ABOUT COOPER US, INC.

Cooper US is an indirect, wholly-owned subsidiary of Cooper Parent. Cooper Parent currently conducts all of its operations through its subsidiaries, including Cooper US and its subsidiaries. The executive offices of Cooper US are located at the same address as Cooper Parent’s administrative offices in Houston, Texas, and Cooper US has the same telephone number as Cooper Parent as shown above.

USE OF PROCEEDS

Unless otherwise indicated in any applicable prospectus supplement, we intend to apply any net proceeds that we receive from the sale of securities offered by this prospectus to our general funds to be used for general corporate purposes, including, in certain circumstances, to retire outstanding indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES OF COOPER PARENT

The ratio of earnings to fixed charges is computed by dividing earnings before fixed charges by fixed charges on a consolidated basis. Earnings before fixed charges consist of income from continuing operations before income taxes plus fixed charges, less capitalized interest, less equity in earnings (losses) of equity investees, plus distribution of earnings from equity investees. Fixed charges consist of interest, whether expensed or capitalized, amortized capitalized expenses related to indebtedness, and the portion of operating lease rental expense that represents the interest factor.

	Nine Months
	Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005

Ratio of Earnings to Fixed Charges	8.2x	6.6x	7.2x	10.6x	14.1x	11.5x	7.5x

DESCRIPTION OF COOPER PARENT SHARE CAPITAL

The following description of Cooper Parent’s share capital is a summary. This summary is not complete and is qualified in its entirety by reference Cooper Parent’s memorandum and articles of association previously filed with the SEC.

Capitalization

Authorized Share Capital.  The authorized share capital of Cooper Parent is €40,000 and $7,600,000, divided into 40,000 ordinary shares with a par value of €1 per share, 750,000,000 ordinary shares, par value $0.01 per share and 10,000,000 preferred shares, par value $0.01 per share, which preferred shares may be designated and created as shares of any other classes or series of shares with the respective rights and restrictions determined by action of the board of directors. As discussed in “— Rights Plan” 2,500,000 preferred shares have been designated as Series A Participating Preferred Shares. The authorized share capital includes 40,000 ordinary shares with a par value of €1 per share that were required in order to satisfy statutory requirements for the incorporation of Cooper Parent as an Irish public limited company.

Cooper Parent may issue shares subject to the maximum prescribed by its authorized share capital contained in its memorandum of association. Pursuant to the Transaction, Cooper Parent issued approximately 167,000,000 ordinary shares. This means that Cooper Parent is able to issue further shares comprised of approximately 583,000,000 ordinary shares, par value of $0.01 per share, and 10,000,000 preferred shares, par value $0.01 per share (as well as 40,000 ordinary shares, par value €1 per share). In connection with the Transaction, Cooper Parent also assumed Cooper Industries, Ltd.’s previously existing obligations to deliver shares under equity incentive plans and other similar employee awards pursuant to the terms thereof.

As a matter of Irish company law, the directors of a company may issue new ordinary or preferred shares without shareholder approval once authorized to do so by the articles of association of the company or by an ordinary resolution adopted by the shareholders at a general meeting. On a poll, an “ordinary resolution” requires a majority of the total number of votes of the shares of Cooper Parent present in person or represented by proxy and entitled to vote at the meeting convened to consider the matter. The authority conferred can be granted for a maximum period of five years, at which point it must be renewed by the shareholders of the company by an ordinary resolution. Because of this requirement of Irish law, the articles of association of Cooper Parent authorize the board of directors of Cooper Parent to issue new ordinary or preferred shares without shareholder approval for a period of five years from the date of Cooper Parent’s incorporation on June 4, 2009.

The authorized share capital may be increased by way of an ordinary resolution of Cooper Parent’s shareholders.

The rights and restrictions to which the ordinary shares are subject are described in Cooper Parent’s articles of association. Cooper Parent’s articles of association entitle the board of directors, without shareholder approval, to determine the terms of the preferred shares issued by Cooper Parent. Preferred shares may be preferred as to dividends, rights upon the dissolution of, or upon any distribution of the assets of, Cooper Parent, or voting in such manner as the directors of Cooper Parent may resolve. The preferred shares may also be redeemable at the option of the holder of the preferred shares or at the option of Cooper Parent, or both, and may be convertible into or exchangeable for shares of any other class or classes, or of any other series, of Cooper Parent, depending on the terms of such preferred shares. Such terms will be described in the applicable prospectus supplement. The Company may also convert any of its shares into redeemable shares subject to a member being able to notify the Company of his or her unwillingness to have his or her shares so converted at any time prior to the date of conversion.

Irish law does not recognize fractional shares held of record; accordingly, Cooper Parent’s articles of association do not provide for the issuance of fractional shares of Cooper Parent, and the official Irish register of Cooper Parent does not reflect any fractional shares. Whenever as a result of an alteration or reorganization of the share capital of Cooper Parent any shareholder would become entitled to fractions of a share, the directors may, on behalf of those shareholders, sell the shares representing the fractions for the best price reasonably obtainable to any person and distribute the proceeds of sale in due proportion among those shareholders. This ability of the directors of Cooper Parent to dispose of fractional shares is required in order to comply with the Irish law prohibition on fractional shares held of record.

Issued Share Capital.  Immediately prior to the Transaction, the issued share capital of Cooper Parent was €40,000, comprised of 40,000 ordinary shares with a par value of €1 per share (the “Euro Share Capital”). In connection with the consummation of the Transaction, the Euro Share Capital was acquired by Cooper Parent and was then cancelled by Cooper Parent. Cooper Parent then issued approximately 167,000,000 ordinary shares having a par value of $0.01 each. All shares issued on completion of the Transaction were issued as fully paid up. As of September 30, 2010, Cooper Parent had 162,702,453 ordinary shares, with a par value of $0.01 each, issued and outstanding.

Rights Plan

Second Amended and Restated Rights Agreement

In connection with the Transaction, Cooper Parent and Cooper Industries, Ltd. entered into a Second Amended and Restated Rights Agreement, dated as of September 8, 2009, executed as a Deed Poll, with Computershare Trust Company, N.A., as Rights Agent (the “Rights Agreement”). Pursuant to the Rights Agreement, the preferred share purchase rights associated with the Cooper Industries, Ltd. Class A common shares (the “Old Rights”) were replaced with newly issued preferred share purchase rights associated with the Cooper Parent ordinary shares (the “Rights”).

Summary of the Rights.  One Right was issued in respect of each ordinary share outstanding as of immediately after 7:30 p.m., Eastern Time, on September 8, 2009 (the “Transaction Time”), and one Right (subject to adjustment as provided for in the Rights Agreement) will be issued in respect of each ordinary share issued after that time but prior to the earlier of the Distribution Date or the Expiration Date (each as defined below). Each Right initially represents the right to purchase, at an exercise price of $600, one one-hundredth of a Series A Participating Preferred Share, par value $0.01 per share (each, a “Preferred Share”), of Cooper Parent, upon the terms and subject to the conditions of the Rights Agreement. Cooper Parent is not required to issue fractions of Preferred Shares.

The Rights are initially attached to all outstanding ordinary share certificates (which includes, for purposes of the Rights Agreement, book-entry interests in respect of any uncertificated ordinary shares) and no separate Rights Certificates will be distributed until a Distribution Date occurs. Subject to certain exceptions specified in the Rights Agreement, the Rights will separate from the ordinary shares and a “Distribution Date” will occur upon the earlier of: (i) the close of business of the 10th business day after the first date of public announcement by Cooper Parent or an Acquiring Person (as defined below) that a person has become an Acquiring Person (such date, the “Stock Acquisition Date”) and (ii) the close of business of the 10th business day (or such later date as the board shall determine) after the date that a tender, exchange or takeover offer by any person (other than Cooper Parent, any subsidiary of Cooper Parent, any employee benefit plan of Cooper Parent or of any subsidiary of Cooper Parent, or any person or entity organized, appointed or established by Cooper Parent for or pursuant to the terms of any such plan) is first published, sent or given, if upon completion of the tender, exchange or takeover offer such person would be the beneficial owner of 15% or more of the ordinary shares then outstanding.

An “Acquiring Person” is defined in the Rights Agreement to mean any person who or which, together with all affiliates and associates, has beneficial ownership of 15% or more of the ordinary shares then outstanding. The term does not include Cooper Parent, any subsidiary of Cooper Parent, any employee benefit plan of Cooper Parent or of any subsidiary of Cooper Parent or any person established by Cooper Parent for or pursuant to the terms of any such plan. The term also excludes any person who becomes an Acquiring Person solely as a result of a reduction in the number of ordinary shares outstanding due to the repurchase of ordinary shares by Cooper Parent, unless and until such person purchases (or otherwise gains beneficial ownership of) additional ordinary shares that constitute 1% or more of ordinary shares then outstanding.

Until the earlier of the Distribution Date or the Expiration Date, the Rights will be transferable only in connection with the transfer of the underlying ordinary shares and the registered holders of ordinary shares will also be the registered holders of the associated Rights.

As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (the “Rights Certificates”) will be sent by the Rights Agent, via first-class, insured, postage-prepaid mail, to each record holder of ordinary shares as of the of the close of business on the Distribution Date. Subject to the provisions of the Rights Agreement, the Rights Certificates, whenever distributed, will entitle the holders to purchase the number of one one-hundredths of a Preferred Share as is set forth therein at the price set forth therein (the “Purchase Price”) (but the amount and type of securities purchasable upon the exercise of each Rights and the Purchase Price will be subject to adjustment as provided for in the Rights Agreement). Any Rights Certificates that represent Rights beneficially owned by an Acquiring Person or its associates and affiliates, or by certain transferees of Acquiring Persons or their associates and affiliates, will also contain a legend indicating that the Rights represented by the Rights Certificate were associated with an Acquiring Person and may become null and void pursuant to certain circumstances.

Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Cooper Parent, including the right to vote, to receive dividends or to receive notice of meetings or other actions affecting shareholders.

Adjustment of Purchase Price and Number of Rights.  The Purchase Price payable, and the number of one one-hundredths of a Preferred Share issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, consolidation or reclassification of, the Preferred Shares, (ii) if holders of the Preferred Shares are granted certain rights or warrants to subscribe for Preferred Shares or convertible securities at less than the current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above). No adjustment to the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. In lieu of adjusting the Purchase Price, Cooper Parent may instead adjust the number of Rights outstanding.

In the event that, prior to the Distribution Date, there is any (i) dividend on the ordinary shares payable in ordinary shares, (ii) subdivision of the ordinary shares or (iii) consolidation of the ordinary shares into a smaller number of shares, the number of Rights associated with each ordinary share will be proportionately adjusted so that the number of Rights outstanding after any such event will equal the number of Rights outstanding prior to such event.

Preferred Share Provisions.  Each one one-hundredth of a Preferred Share, if issued: will not be redeemable; will entitle its holder to quarterly dividend payments of $0.10, or an amount equal to the dividend paid on one ordinary share, whichever is greater; will entitle its holder upon liquidation either to receive $1.00 or an amount equal to the payment made on one ordinary share, whichever is greater; and will have the same voting power as one ordinary share. The value of one one-hundredth of a Preferred Share should approximate the value of one ordinary share.

Exercise of Rights and “Flip-In” Provision.  The Rights will become exercisable at any time after the Distribution Date. A holder of any Rights Certificate may exercise his or her Rights, in whole or in part, by payment of the aggregate Purchase Price with respect to the total number of one one-hundredths of a Preferred Share as to which such holder is exercising his or her Rights. Such exercise must take place at or prior to the earlier of (i) the close of business on August 1, 2017 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed by Cooper Parent pursuant to the terms of the Rights Agreement or (iii) the time at which the rights are exchanged for ordinary shares or Preferred Shares pursuant to the terms of the Rights Agreement (the earlier of (i), (ii) and (iii) above is referred to as the “Expiration Date”). Notwithstanding the above, any Rights owned by an Acquiring Person or its associates and affiliates, or by certain transferees of Acquiring Persons or their associates and affiliates, will become null and void from and after the time that any person becomes an Acquiring Person (subject to certain exceptions).

In lieu of being exercisable to purchase a number of one one-hundredths of a Preferred Share, upon such time as any person becomes an Acquiring Person (subject to certain exceptions, including an acquisition pursuant to a Qualifying Offer (as defined below)), each Right will entitle the holder to receive, upon payment of the Purchase Price, ordinary shares (or, in certain circumstances, cash, property or other securities of Cooper Parent) having a value equal to two times the Purchase Price. For example, at an exercise price of $600 per Right, each Right that has not become null and void (by virtue of its ownership by an Acquiring Person or certain parties related to an Acquiring Person) would entitle its holder to purchase $1,200 worth of ordinary shares for $600. Assuming each ordinary share had a market value of $60 at such time, the holder of each valid Right would be entitled to purchase 20 ordinary shares (instead of 10 ordinary shares) for $600.

A “Qualifying Offer” is defined in the Rights Agreement to mean an acquisition of ordinary shares pursuant to a tender, exchange or takeover offer for all outstanding ordinary shares at a price and on terms determined by at least two-thirds of the Continuing Directors to be in the best interests of Cooper Parent and its shareholders. A “Continuing Director” is defined in the Rights Agreement to mean (i) any member of the board, while such person is a member of the board, who is not an Acquiring Person or its affiliate or associate, or a representative of an Acquiring Person or its affiliates or associates, and who was a member of the board on the Record Date or (ii) any person who subsequently becomes a member of the board, while such person is a member of the board, who is not an Acquiring Person or its affiliate or associate, or a representative of an Acquiring Person or its affiliates or associates, if such person’s nomination for election or election to the board is recommended or approved by a majority of the Continuing Directors.

Exchange of Rights for Ordinary Shares.  At any time after a person becomes an Acquiring Person (unless such person has beneficial ownership of 50% or more of the ordinary shares outstanding), the board may exchange all or part of the outstanding and exercisable Rights (other than Rights that have become null and void) at an exchange ratio of one ordinary share per Right (as adjusted pursuant to the terms of the Rights Agreement, the “Exchange Ratio”).

In addition, at any time that the board is permitted to exchange Rights for ordinary shares, the board may elect to adjust the terms of the Rights such that each holder of a Right (other than Rights that have become null and void) shall thereafter have the right to receive, upon exercise thereof, in lieu of any other securities, a number of ordinary shares per Right equal to the Exchange Ratio at a price per ordinary share equal to the nominal value thereof.

In certain circumstances the board may substitute cash or Preferred Shares for the ordinary shares to be issued upon such exchange or exercise of the Rights.

“Flip-Over” Provision.  In the event that following a Stock Acquisition Date (i) Cooper Parent engages in a merger, scheme of arrangement or other business combination transaction in which Cooper Parent is not the surviving corporation, (ii) Cooper Parent engages in a merger, scheme of arrangement or other business combination transaction in which Cooper Parent is the surviving corporation and all or part of the ordinary shares of Cooper Parent are changed or exchanged for shares or other securities of any other person or any other property or (iii) Cooper Parent sells or otherwise transfers more than 50% of its assets or earning power, then each holder of a Right (except for holders of Rights that have become null and void) will have the right to receive, upon exercise of the Right, ordinary shares of the Principal Party (as defined below) having a value equal to two times the Purchase Price.

A “Principal Party” is defined in the Rights Agreement to mean, (a) in the case of a merger, scheme of arrangement or other business combination transaction described in (i) or (ii) in the above paragraph, the person who is the issuer of any securities into which ordinary shares of Cooper Parent are converted in the merger, scheme of arrangement or business combination transaction, or, if no securities are issued, the person that is the other party to the merger, scheme of arrangement or business combination transaction and (b) in the case of a transaction described in (iii) in the above paragraph, the person who receives the greatest portion of the assets or earning power transferred in such transaction.

Redemption of Rights by the Board.  At any time prior to the earlier of (i) the time any person becomes an Acquiring Person and (ii) the Final Expiration Date, the board may redeem the Rights in whole, but not in part, at a redemption price of $0.01 per Right (payable in cash, ordinary shares or other form of consideration). Immediately upon the action of the board ordering such redemption, the right to exercise the Rights will terminate. The redemption price may be adjusted to reflect any stock split, stock dividend or similar transaction.

Amendment of the Rights Agreement.  Prior to the Distribution Date, and subject to the restriction in the following paragraph, any provision of the Rights Agreement may be supplemented or amended by Cooper Parent without the approval of any holders of certificates representing ordinary shares. Without limiting the foregoing, Cooper Parent may also, at any time prior to the time any person becomes an Acquiring Person, lower the acquiror ownership threshold at which dilution is triggered to not less than 10%. After the Distribution Date, the Rights Agreement may be amended by Cooper Parent without the approval of holders of Rights Certificates in order to (i) cure any ambiguity, (ii) correct or supplement defective or inconsistent provisions, (iii) shorten or lengthen any time period or (iv) make changes that do not adversely affect the interests of holders of Rights Certificates (other than the interests of an Acquiring Person or its affiliates or associates), except that Cooper Parent may not make any amendment pursuant to (iii) to lengthen (A) a time period relating to when the Rights may be redeemed at a time when the Rights are not redeemable or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights and benefits of the holders of the Rights.

No supplement or amendment may be made which changes the redemption price of the Rights, the Final Expiration Date, the Purchase Price or the number of one one-hundredths of a Preferred Share for which a Right is exercisable, except that the board may increase the Purchase Price or extend the Final Expiration Date at any time prior to (i) a Stock Acquisition Date or (ii) the date of publication of a tender, exchange or takeover offer by any person for 15% of more of the outstanding ordinary shares.

Notwithstanding the above, Cooper Parent may supplement or amend the Rights Agreement at any time without the approval of any holders of certificates representing ordinary shares or of any holders of Rights Certificates in order to conform the provisions of the Rights Agreement to applicable law.

Pre-emption Rights, Share Warrants and Share Options

Certain statutory pre-emption rights apply automatically in favor of Cooper Parent’s shareholders where shares in Cooper Parent are to be issued for cash. However, Cooper Parent has opted out of these pre-emption rights in its articles of association as permitted under Irish company law. Because Irish law requires this opt-out to be renewed every five years by a special resolution of the shareholders, Cooper Parent’s articles of association provide that this opt-out must be so renewed. On a poll, a “special resolution” requires not less than 75% of the votes of the shares of Cooper Parent present in person or represented by proxy and entitled to vote at the meeting convened to consider the matter. If the opt-out is not renewed, shares issued for cash must be offered to pre-existing shareholders of Cooper Parent pro rata to their existing shareholding before the shares can be issued to any new shareholders. The statutory pre-emption rights do not apply where shares are issued for non-cash consideration and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution).

The articles of association of Cooper Parent provide that the board is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the board deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as the board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Irish Companies Acts 1963-2009 (the “Irish Companies Acts”) provide that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association or an ordinary resolution of shareholders. The board may issue shares upon exercise of warrants or options without shareholder approval or authorization.

Cooper Parent is subject to the rules of the NYSE that require shareholder approval of certain issuances.

Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves, broadly, means the accumulated realized profits of Cooper Parent less accumulated realized losses of Cooper Parent. In addition, no distribution or dividend may be made unless the net assets of Cooper Parent are equal to, or in excess of, the aggregate of Cooper Parent’s called up share capital plus undistributable reserves and the distribution does not reduce Cooper Parent’s net assets below such aggregate. Undistributable reserves include the share premium account (similar to additional paid-in capital), the capital redemption reserve fund and the amount by which Cooper Parent’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed Cooper Parent’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not Cooper Parent has sufficient distributable reserves to fund a dividend must be made by reference to “relevant accounts” of Cooper Parent. The “relevant accounts” are the last set of unconsolidated annual audited financial statements prepared in accordance with the Irish Companies Acts and any unaudited financial statements as are necessary to enable a reasonable judgment to be made as to the level of distributable reserves and which give a true and fair view of Cooper Parent’s unconsolidated financial position in accord with accepted accounting practice. The annual audited accounts must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

On October 19, 2009, the Irish High Court approved the creation of distributable reserves for Cooper Parent through a reduction of $4,610,008,962 of the share premium account so as to facilitate the ongoing payment of dividends to our shareholders and the repurchase or redemption of Cooper Parent’s shares.

The mechanism as to who declares a dividend and when a dividend shall become payable is governed by the articles of association of Cooper Parent. Cooper Parent’s articles of association authorize the directors to declare such dividends as appear justified from the profits of Cooper Parent without the approval of the shareholders at a general meeting. The board of directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting. Although the shareholders may direct that the payment be made by distribution of assets, shares or cash, no dividend issued may exceed the amount recommended by the directors. The dividends can be declared and paid in the form of cash or non-cash assets.

The directors of Cooper Parent may deduct from any dividend payable to any member all sums of money (if any) payable by such member to Cooper Parent in relation to the shares of Cooper Parent.

The directors of Cooper Parent are also entitled to issue shares with preferred rights to participate in dividends declared by Cooper Parent. The holders of such preferred shares may, depending on their terms, be entitled to claim arrears of a declared dividend out of subsequently declared dividends in priority to ordinary shareholders.

Share Repurchases and Redemptions

Overview

Article 3(d)(i) of Cooper Parent’s articles of association provides that any share which Cooper Parent has acquired or agreed to acquire shall be deemed to be a redeemable share. Accordingly, for Irish company law purposes, the repurchase of shares by Cooper Parent will technically be effected as a redemption of those shares as described below under “— Share Repurchases and Redemptions — Repurchases and Redemptions by Cooper Parent.” If the articles of association of Cooper Parent did not contain Article 3(d)(i), repurchases by Cooper Parent would be subject to many of the same rules that apply to purchases of Cooper Parent shares by subsidiaries described below under “— Share Repurchases and Redemptions — Purchases by Subsidiaries of Cooper Parent,” including the shareholder approval requirements described below and the requirement that any on-market purchases be effected on a “recognized stock exchange.” Except where otherwise noted, when we refer elsewhere in this prospectus to repurchasing or buying back shares of Cooper Parent, we are referring to the redemption of shares by Cooper Parent pursuant to Article 3(d)(i) of the articles of association or the purchase of shares of Cooper Parent by a subsidiary of Cooper Parent, in each case in accordance with the Cooper Parent articles of association and Irish company law as described below.

Repurchases and Redemptions by Cooper Parent

Under Irish law, a company can issue redeemable shares and redeem them out of distributable reserves (which are described above under “— Dividends”) or the proceeds of a new issue of shares for that purpose. The issue of redeemable shares may only be made by Cooper Parent where the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of Cooper Parent. All redeemable shares must also be fully paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may, upon redemption, be cancelled or held in treasury. Shareholder approval will not be required to redeem Cooper Parent shares.

The board of directors of Cooper Parent also is entitled to issue preferred shares which may be redeemed at the option of either Cooper Parent or the shareholder, or both, depending on the terms of such preferred shares. Please see “— Capitalization — Authorized Share Capital” above for additional information on redeemable shares.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by Cooper Parent at any time must not exceed 10% of the nominal value of the issued share capital of Cooper Parent. While Cooper Parent holds shares as treasury shares, it cannot exercise any voting rights in respect of those shares. Treasury shares may be cancelled by Cooper Parent or reissued subject to certain conditions.

Purchases by Subsidiaries of Cooper Parent

Under Irish law, it may be permissible for an Irish or non-Irish subsidiary to purchase shares of Cooper Parent either on-market or off-market. A general authority of the shareholders of Cooper Parent is required to allow a subsidiary of Cooper Parent to make on-market purchases of Cooper Parent shares; however, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase by a subsidiary of Cooper Parent shares is required. Cooper Parent’s shareholders renewed such authority at the 2010 annual general meeting and we expect that Cooper Parent will seek to renew such general authority, which must expire no later than 18 months after the date on which it was granted, at subsequent annual general meetings. In order for a subsidiary of Cooper Parent to make an on-market purchase of Cooper Parent’s ordinary shares, such shares must be purchased on a “recognized stock exchange.” The NYSE, on which the shares of Cooper Parent are listed, is specified as a recognized stock exchange for this purpose by Irish company law. For an off-market purchase by a subsidiary of Cooper Parent, the proposed purchase contract must be authorized by special resolution of the shareholders of Cooper Parent before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution, the purchase contract must be on display or must be available for inspection by shareholders at the registered office of Cooper Parent.

The number of shares held by the subsidiaries of Cooper Parent at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of Cooper Parent. While a subsidiary holds shares of Cooper Parent, it cannot exercise any voting rights in respect of those shares. The acquisition of the shares of Cooper Parent by a subsidiary must be funded out of distributable reserves of the subsidiary.

Existing Share Repurchase Program

On February 9, 2009, Cooper Industries, Ltd.’s board of directors authorized the repurchase of ten million common shares. Cooper Industries, Ltd. has also previously announced that its board authorized the repurchase of shares issued from time to time under its equity compensation plans, matched savings plan and dividend reinvestment plan in order to offset the dilution that results from issuing shares under these plans. This existing share repurchase program was adopted by Cooper Parent as described below, and Cooper Parent may continue to repurchase shares under these authorizations from time to time. The decision whether to do so will be dependent on the favorability of market conditions, as well as potential cash requirements for acquisitions and debt repayments. As of September 30, 2010, 8,731,235 shares remained available under the existing share repurchase program plus the number of shares to be issued from time to time under equity compensation plans to offset the dilution that results from issuing shares under these plans.

Prior to the consummation of the Transaction, (a) the board of directors of Cooper Parent authorized the repurchase of Cooper Parent shares by Cooper Parent and (b) Cooper Industries, Ltd. and its nominee shareholders of Cooper Parent authorized the purchase of Cooper Parent shares by subsidiaries of Cooper Parent, such that Cooper Parent and its subsidiaries are authorized to purchase shares in an aggregate amount approximately equal to the remaining authorization under the Cooper Industries, Ltd. share repurchase program as of the Transaction Time.

As noted above, because repurchases of Cooper Parent shares by Cooper Parent will technically be effected as a redemption of those shares pursuant to Article 3(d) of the articles of association, shareholder approval for such repurchases will not be required.

Purchases of Cooper Parent shares by subsidiaries of Cooper Parent may be made only if the required shareholder approval has been obtained. We received shareholder approval to renew this authorization at the 2010 annual general meeting of Cooper Parent. The current authorization expires on October 27, 2011 unless previously varied, revoked or renewed by an ordinary resolution of shareholders. We expect to propose renewal of this authorization at subsequent annual general meetings.

Bonus Shares

Under Cooper Parent’s articles of association, the board may resolve to capitalize any amount credited to any reserve or fund available for distribution or the share premium account of Cooper Parent for issuance and distribution to shareholders as fully paid bonus shares on the same basis of entitlement as would apply in respect of a dividend distribution.

Consolidation and Division; Subdivision

Under its articles of association, Cooper Parent may by ordinary resolution consolidate and divide all or any of its share capital into shares of larger par value than its existing shares or subdivide its shares into smaller amounts than is fixed by its memorandum of association.

Reduction of Share Capital

Cooper Parent may, by ordinary resolution, cancel any shares which, at the date of the passing of the resolution, are unissued or have not been taken or agreed to be taken by any person and reduce the amount of its authorized share capital by the amount of the shares so cancelled. Cooper Parent also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel its issued share capital in any way.

General Meetings of Shareholders

Cooper Parent is required to hold an annual general meeting within eighteen months of incorporation and at intervals of no more than fifteen months thereafter, provided that an annual general meeting is held in each calendar year following the first annual general meeting, no more than nine months after Cooper Parent’s fiscal year-end. The first annual general meeting of Cooper Parent may be held outside Ireland. Thereafter, any annual general meeting may be held outside Ireland if a resolution so authorizing has been passed at the preceding annual general meeting. Cooper Parent held its first annual general meeting on April 27, 2010.

Extraordinary general meetings of Cooper Parent may be convened by the Chairman of the board of directors, the board of directors, or on requisition of the shareholders holding not less than 10% of the paid up share capital of Cooper Parent carrying voting rights. In limited circumstances, Cooper Parent’s auditors can require the board of directors to convene extraordinary general meetings of Cooper Parent. Extraordinary general meetings are generally held for the purposes of approving shareholder resolutions of Cooper Parent as may be required from time to time.

Notice of a general meeting must be given to all shareholders of Cooper Parent and to the auditors of Cooper Parent. The articles of association of Cooper Parent provide that the maximum notice period is 60 days. The minimum notice periods are 21 days’ notice in writing for an annual general meeting or an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting. General meetings may be called by shorter notice, but only with the consent of the auditors of Cooper Parent and all of the shareholders entitled to attend and vote thereat.

In the case of an extraordinary general meeting convened on requisition of the shareholders of Cooper Parent, the proposed purpose of the meeting must be set out in the requisition notice, which may contain any resolution. Upon receipt of this requisition notice, the board of directors has 21 days to convene a meeting of Cooper Parent’s shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of the requisitioning shareholders, may themselves convene a meeting, which meeting must be held within three months of the receipt by the board of directors of the requisition notice.

The only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are the presentation of the annual accounts, balance sheet and reports of the directors and auditors, the appointment of auditors and the fixing of the auditor’s remuneration (or delegation of same). If no resolution is made in respect of the reappointment of an auditor at an annual general meeting, the previous auditor will be deemed to have continued in office.

If the directors become aware that the net assets of Cooper Parent are half or less of the amount of Cooper Parent’s called-up share capital, the directors of Cooper Parent must convene an extraordinary general meeting of Cooper Parent’s shareholders not later than 28 days from the date that they learn of this fact. This meeting must be convened for the purposes of considering whether any, and if so what, measures should be taken to address the situation.

Voting

Where a poll is demanded at a general meeting, every shareholder shall have one vote for each ordinary share that he or she holds as of the record date for the meeting. Voting rights on a poll may be exercised by shareholders registered in Cooper Parent’s share register as of the record date for the meeting or by a duly appointed proxy of such a registered shareholder, which proxy need not be a shareholder. Where interests in shares are held by a nominee trust company this company may exercise the rights of the beneficial holders on their behalf as their proxy. All proxies must be appointed in the manner prescribed by Cooper Parent’s articles of association. The articles of association of Cooper Parent permit the appointment of proxies by the shareholders to be notified to Cooper Parent electronically.

Cooper Parent’s articles of association provide that all resolutions shall be decided by a show of hands unless a poll is demanded by: the chairman; at least three shareholders present in person or represented by proxy; any shareholder or shareholders present in person or proxy and holding between them not less than 10% of the total voting rights of all the members having the right to vote at such meeting; or a shareholder or shareholders present in person or represented by proxy holding shares in the company conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all such shares conferring such right. Each Cooper Parent ordinary shareholder of record as of the record date has one vote at a general meeting on a show of hands.

In accordance with the articles of association of Cooper Parent, the directors of Cooper Parent may from time to time cause Cooper Parent to issue preferred shares. These preferred shares may have such voting rights as may be specified in the terms of such preferred shares.

Treasury shares will not be entitled to vote at general meetings of shareholders.

Irish company law requires special resolutions of the shareholders at a general meeting to approve certain matters. Examples of matters requiring special resolutions include:

•	Amending the objects or memorandum of association of Cooper Parent;

•	Amending the articles of association of Cooper Parent;

•	Approving the change of name of Cooper Parent;

•	Authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

•	Opting out of pre-emption rights on the issuance of new shares;

•	Re-registration of Cooper Parent from a public limited company as a private company;

•	Variation of class rights attaching to classes of shares;

•	Purchase of own shares off-market;

•	The reduction of share capital;

•	Resolving that Cooper Parent be wound up by the Irish courts;

•	Resolving in favor of a shareholders’ voluntary winding-up;

•	Re-designation of shares into different share classes; and

•	Setting the re-issue price of treasury shares.

A scheme of arrangement with shareholders requires a court order from the Irish High Court and the approval of a majority in number representing 75% of the shareholders present and voting, whether in person or by proxy.

Variation of Class Rights Attaching to Shares

Variation of all or any special rights attached to any class of shares of Cooper Parent is addressed in the articles of association of Cooper Parent as well as the Irish Companies Acts. Any variation of class rights attaching to the issued shares of Cooper Parent must be approved in writing by holders of three quarters (3/4) of the issued shares in that class, or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.

Quorum for General Meetings

The holders of shares entitling them to exercise a majority of the voting power of Cooper Parent on the relevant record date shall constitute a quorum to hold a general meeting of the shareholders. No business may take place at a general meeting of Cooper Parent if a quorum is not present in person or by proxy. The board of directors has no authority to waive quorum requirements stipulated in the articles of association of Cooper Parent. Abstentions and broker non-votes will be counted as present for purposes of determining whether there is a quorum in respect of the proposals to be voted upon by shareholders.

Inspection of Books and Records

Under Irish law, shareholders have the right to: (a) receive a copy of the memorandum and articles of association of Cooper Parent and any act of the Irish Government which alters the memorandum of association of Cooper Parent; (b) inspect and obtain copies of the minutes of general meetings and resolutions of Cooper Parent; (c) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by Cooper Parent; (d) receive copies of balance sheets and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (e) receive balance sheets of a subsidiary company of Cooper Parent which have previously been sent to shareholders prior to an annual general meeting for the preceding ten years.

The auditors of Cooper Parent also have the right to inspect all books, records and vouchers of Cooper Parent. If required by law, as currently is the case, the auditors’ report must be circulated to the shareholders with copies of the balance sheet and directors’ report 21 days before the annual general meeting and must be read to the shareholders at Cooper Parent’s annual general meeting.

Acquisitions and Appraisal Rights

There are a number of mechanisms for acquiring an Irish public limited company, including:

•	a court-approved scheme of arrangement under the Irish Companies Acts. A scheme of arrangement with shareholders requires a court order from the Irish High Court and the approval of a majority in number representing 75% of the shareholders present and voting, whether in person or by proxy;

•	through a tender offer by a third party for all of the shares of Cooper Parent. Where the holders of 80% or more of Cooper Parent’s ordinary shares have accepted an offer for their shares in Cooper Parent, the remaining shareholders may be statutorily required to also transfer their shares. If the bidder does not exercise its “squeeze out” right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms. If shares of Cooper Parent were listed on the Irish Stock Exchange or another regulated stock exchange in the European Union (“E.U.”), this threshold would be increased to 90%; and

•	it is also possible for Cooper Parent to be acquired by way of a merger with an E.U.-incorporated public company under the E.U. Cross Border Merger Directive 2005/56. Such a merger must be approved by a special resolution. If Cooper Parent is being merged with another E.U. public company under the E.U. Cross Border Merger Directive 2005/56 and the consideration payable to Cooper Parent’s shareholders is not all in the form of cash, Cooper Parent’s shareholders may be entitled to require their shares to be acquired at fair value.

Under Irish law, there is no general requirement for a company’s shareholders to approve a sale, lease or exchange of all or substantially all of a company’s property and assets.

Disclosure of Interests in Shares

Under the Irish Companies Acts, there is a notification requirement for shareholders who acquire or cease to be interested in 5% of the shares of an Irish public limited company. A shareholder of Cooper Parent must therefore make such a notification to Cooper Parent if as a result of a transaction the shareholder will be interested in 5% or more of the shares of Cooper Parent; or if as a result of a transaction a shareholder who was interested in more than 5% of the shares of Cooper Parent ceases to be so interested. Where a shareholder is interested in more than 5% of the shares of Cooper Parent, any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to Cooper Parent. The relevant percentage figure is calculated by reference to the aggregate par value of the shares in which the shareholder is interested as a proportion of the entire par value of Cooper Parent’s share capital. Where the percentage level of the shareholder’s interest does not amount to a whole percentage this figure may be rounded down to the next whole number. All such disclosures should be notified to Cooper Parent within five business days of the transaction or alteration of the shareholder’s interests that gave rise to the requirement to notify. Where a person fails to comply with the notification requirements described above no right or interest of any kind whatsoever in respect of any shares in Cooper Parent concerned, held by such person, shall be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person may apply to the court to have the rights attaching to the shares concerned reinstated.

In addition to the above disclosure requirement, Cooper Parent, under the Irish Companies Acts, may by notice in writing require a person whom Cooper Parent knows or has reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued, to have been interested in shares comprised in Cooper Parent’s relevant share capital to: (a) indicate whether or not it is the case, and (b) where such person holds or has during that time held an interest in the shares of Cooper Parent, to give such further information as may be required by Cooper Parent including particulars of such person’s own past or present interests in shares of Cooper Parent. Any information given in response to the notice is required to be given in writing within such reasonable time as may be specified in the notice.

Where such a notice is served by Cooper Parent on a person who is or was interested in shares of Cooper Parent and that person fails to give Cooper Parent any information required within the reasonable time specified, Cooper Parent may apply to court for an order directing that the affected shares be subject to certain restrictions.

Under the Irish Companies Acts, the restrictions that may be placed on the shares by the court are as follows:

•	any transfer of those shares, or in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, shall be void;

•	no voting rights shall be exercisable in respect of those shares;

•	no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

•	no payment shall be made of any sums due from Cooper Parent on those shares, whether in respect of capital or otherwise.

Where the shares in Cooper Parent are subject to these restrictions, the court may order the shares to be sold and may also direct that the shares shall cease to be subject to these restrictions.

Anti-Takeover Provisions

Business Combinations with Related Persons

Cooper Parent’s articles of association provide that the affirmative vote of the holders of not less than 80% of the voting power of Cooper Parent on the relevant record date is required for the approval or authorization of any “Business Combination” with a “Related Person”; provided, however, that the 80% voting requirement is not applicable if:

•	Cooper Parent’s “Continuing Directors” by a two-thirds (2/3) vote have expressly approved the Business Combination either in advance of or subsequent to the acquisition of outstanding ordinary shares of Cooper Parent that caused the Related Person involved in the Business Combination to become a Related Person; or

•	If the following conditions are satisfied:

(a) The aggregate amount of the cash and the fair market value of the property, securities or other consideration to be received in the Business Combination by holders of the ordinary shares of Cooper Parent, other than the Related Person involved in the Business Combination, is not less than the “Highest Per Share Price” (with appropriate adjustments for recapitalizations, reclassifications, share consolidations and divisions and dividends in specie ) paid by the Related Person in acquiring any of its holdings of Cooper Parent’s ordinary shares, all as determined by two-thirds (2/3) of the Continuing Directors; and

(b) A proxy statement complying with the requirements of the Exchange Act shall have been mailed at least thirty (30) days prior to any vote on the Business Combination, to all shareholders of Cooper Parent for the purpose of soliciting shareholder approval of the Business Combination.

A “Business Combination” is generally defined as a merger, sale or other disposition of all or a substantial part of the assets of Cooper Parent or of a Related Person, and the issuance or transfer by Cooper Parent of any of its securities to a Related Person, among other transactions. A “Related Person” is generally defined as a person who, together with affiliates and associates, owns, as of the record date for the determination of shareholders entitled to notice of and to vote on any Business Combination, or immediately prior to the consummation of such transaction, in the aggregate 20% or more of the outstanding ordinary shares of Cooper Parent. A “Continuing Director” is generally defined as someone who either (a) was a member of the board of directors of Cooper Parent immediately prior to the time that the Related Person involved in a Business Combination became a Related Person, or (b) was designated (before his or her initial election as director) as a Continuing Director by two-thirds (2/3) of the then Continuing Directors.

Shareholder Rights Plans and Share Issuances

Irish law does not expressly prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure. As discussed above under “— Rights Plan”, in connection with the Transaction, Cooper Parent entered into the Second Amended and Restated Rights Agreement.

Subject to Cooper Parent’s articles of association, Irish law and the Irish Takeover Rules described below, the board also has power to issue any authorized and unissued shares of Cooper Parent, and, in the case of preferred shares, on such terms and conditions as it may determine (as described above under “— Capitalization — Authorized Share Capital”) and any such action should be taken in the best interests of Cooper Parent. It is possible, however, that the terms and conditions of any issue of preferred shares could discourage a takeover or other transaction that holders of some or a majority of the ordinary shares believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares.

Irish Takeover Rules and Substantial Acquisition Rules

A transaction by virtue of which a third party is seeking to acquire 30% or more of the voting rights of Cooper Parent will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder and will be regulated by the Irish Takeover Panel. The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.

General Principles

The Irish Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Irish Takeover Panel:

•	in the event of an offer, all classes of shareholders of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

•	the holders of securities in the target company must have sufficient time to allow them to make an informed decision regarding the offer;

•	the board of a company must act in the interests of the company as a whole. If the board of the target company advises the holders of securities as regards the offer it must advise on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company’s place of business;

•	false markets in the securities of the target company or any other company concerned by the offer must not be created;

•	a bidder can only announce an offer after ensuring that he or she can fulfill in full the consideration offered;

•	a target company may not be hindered longer than is reasonable by an offer for its securities. This is a recognition that an offer will disrupt the day-to-day running of a target company particularly if the offer is hostile and the board of the target company must divert its attention to resist the offer; and

•	a “substantial acquisition” of securities (whether such acquisition is to be effected by one transaction or a series of transactions) will only be allowed to take place at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid

If an acquisition of shares were to increase the aggregate holding of an acquirer and its concert parties to shares carrying 30% or more of the voting rights in Cooper Parent, the acquirer and, depending on the circumstances, its concert parties would be required (except with the consent of the Irish Takeover Panel) to make a cash offer for the outstanding shares at a price not less than the highest price paid for the shares by the acquirer or its concert parties during the previous 12 months. This requirement would also be triggered by an acquisition of shares by a person holding (together with its concert parties) shares carrying between 30% and 50% of the voting rights in Cooper Parent if the effect of such acquisition were to increase the percentage of the voting rights held by that person (together with its concert parties) by 0.05% within a twelve-month period. A single holder (that is, a holder excluding any parties acting in concert with the holder) holding more than 50% of the voting rights of a company is not subject to this rule.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements

A voluntary offer is an offer that is not a mandatory offer. If a bidder or any of its concert parties acquire ordinary shares of Cooper Parent within the period of three months prior to the commencement of the offer period, the offer price must be not less than the highest price paid for Cooper Parent ordinary shares by the bidder or its concert parties during that period. The Irish Takeover Panel has the power to extend the “look back” period to 12 months if the Irish Takeover Panel, having regard to the General Principles, believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired ordinary shares of Cooper Parent (a) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of the total ordinary shares of Cooper Parent or (b) at any time after the commencement of the offer period, the offer shall be in cash (or accompanied by a full cash alternative) and the price per Cooper Parent ordinary share shall be not less than the highest price paid by the bidder or its concert parties during, in the case of (a), the period of 12 months prior to the commencement of the offer period and, in the case of (b), the offer period. The Irish Takeover Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of the total ordinary shares of Cooper Parent in the 12-month period prior to the commencement of the offer period if the Panel, having regard to the General Principles, considers it just and proper to do so.

An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

The Irish Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person, together with any concert parties, may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of Cooper Parent. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of Cooper Parent is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer, together with any concert parties, holding 15% or more but less than 30% of the voting rights of Cooper Parent and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Frustrating Action

Under the Irish Takeover Rules, the board of directors of Cooper Parent is not permitted to take any action which might frustrate an offer for the shares of Cooper Parent once the board of directors has received an approach which may lead to an offer or has reason to believe an offer is imminent except as noted below. Potentially frustrating actions such as (a) the issue of shares, options or convertible securities, (b) material disposals, (c) entering into contracts other than in the ordinary course of business or (d) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the board has reason to believe an offer is imminent. Exceptions to this prohibition are available where:

•	the action is approved by the offeree at a general meeting; or

•	with the consent of the Irish Takeover Panel where:

(a) the Irish Takeover Panel is satisfied the action would not constitute a frustrating action;

(b) the holders of 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

(c) in accordance with a contract entered into prior to the announcement of the offer; or

(d) the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

For other provisions that could be considered to have an anti-takeover effect, please see above at “— Pre-emption Rights, Share Warrants and Share Options” and “— Disclosure of Interests in Shares,” in addition to “— Corporate Governance,” “— Election of Directors,” “— Vacancies on Board of Directors,” “— Removal of Directors,” “— Shareholder Consent to Action Without Meeting,” ‘‘— Director Nominations; Proposals of Shareholders” and “— Amendment of Governing Documents” below.

Corporate Governance

The articles of association of Cooper Parent delegate authority over the management of Cooper Parent to the board of directors. The board of directors may delegate management of Cooper Parent to committees of the board, executives or to a management team, but regardless, the directors remain responsible, as a matter of Irish law, for the proper management of the affairs of Cooper Parent. Cooper Parent has an Audit Committee, a Management Development & Compensation Committee, a Committee on Nominations and Corporate Governance, and an Executive Committee. In addition, Cooper Parent has adopted corporate governance principles.

Legal Name; Formation; Fiscal Year; Registered Office

The legal name of Cooper Parent is Cooper Industries public limited company. Cooper Parent was incorporated in Ireland as a public limited company on June 4, 2009 with company registration number 471954. Cooper Parent’s fiscal year ends on December 31 and Cooper Parent’s registered address is 5 Fitzwilliam Square, Dublin 2, Ireland.

Duration; Dissolution; Rights upon Liquidation

Cooper Parent’s duration is unlimited. Cooper Parent may be dissolved at any time by way of either a shareholders’ voluntary winding up or a creditors’ voluntary winding up. In the case of a shareholders’ voluntary winding up, the consent of not less than 75% of the votes of the shareholders of Cooper Parent cast at a general meeting is required. Cooper Parent may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where Cooper Parent has failed to file certain returns.

The rights of the shareholders to a return of Cooper Parent’s assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in Cooper Parent’s articles of association or the terms of any preferred shares issued by the directors of Cooper Parent from time to time. The holders of preferred shares in particular may have the right to priority in a dissolution or winding up of Cooper Parent. If the articles of association contain no specific provisions in respect of a dissolution or winding up then, subject to the priorities of any creditors, the assets will be distributed to shareholders in proportion to the paid-up par value of the shares held. Cooper Parent’s articles provide that the preferred shares may be entitled to such rights upon the dissolution of, or upon any distribution of the assets of, Cooper Parent, as the directors will fix at the time of issuance.

Uncertificated Shares

Holders of ordinary shares of Cooper Parent do not have the right to require Cooper Parent to issue certificates for their shares. Cooper Parent will only issue uncertificated ordinary shares, but retains the right to issue certificates at its sole discretion.

Stock Exchange Listing

Cooper Parent’s ordinary shares are listed on the NYSE under the symbol “CBE”.

No Sinking Fund

The ordinary shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

All of our issued shares have been duly and validly issued and fully paid.

Transfer and Registration of Shares

Cooper Parent’s share register is maintained by its transfer agent. Registration in this share register is determinative of membership in Cooper Parent. A shareholder of Cooper Parent who holds shares beneficially is not the holder of record of such shares. Instead, the depository (for example, Cede & Co., as nominee for DTC) or other nominee is the holder of record of such shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through the same depository or other nominee will not be registered in Cooper Parent’s share register, as the depository or other nominee will remain the record holder of such shares.

A duly stamped written instrument of transfer is required under Irish law in order to register on Cooper Parent’s official share register any transfer of shares (a) from a person who holds such shares directly to any other person, (b) from a person who holds such shares beneficially to a person who holds such shares directly, or (c) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer also is required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty. Where such stamp duty arises, it must be paid in order to have the instrument of transfer duly stamped prior to registration of the transfer on Cooper Parent’s official Irish share register. A person wishing to acquire shares directly may need to purchase the shares through a broker account and then transfer such shares into his or her own name.

We pay (or cause one of our subsidiaries to pay) and currently plan to continue to pay (or cause one of our subsidiaries to pay) stamp duty in connection with share transfers made in the ordinary course of trading by a seller who holds shares directly to a buyer who holds the acquired shares beneficially through brokers who in turn hold those shares through DTC. In other cases Cooper Parent may, in its absolute discretion, pay (or cause one of its subsidiaries to pay) any stamp duty. Cooper Parent’s articles of association provide that, in the event of any such payment, Cooper Parent (a) may seek reimbursement from the buyer or seller, at its discretion, (b) may set-off the stamp duty against any dividends payable to the buyer or seller, at its discretion, of those shares and (c) may claim a first and permanent lien on the Cooper Parent shares on which stamp duty has been paid by Cooper Parent or its subsidiary for the amount of stamp duty paid. Cooper Parent’s lien shall extend to all dividends paid on those shares. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in Cooper Parent shares has been paid unless one or both of such parties is otherwise notified by Cooper Parent. Alternatively, Cooper Parent’s articles of association provide that the board may implement a mechanism in respect of the sale of shares either by or to a shareholder who holds them directly, so that the sale is effected by way of a redemption of the shares of the seller that are the subject of the sale and a new issue of an equal number of shares to the buyer.

Cooper Parent’s articles of association delegate to Cooper Parent’s Secretary or Assistant Secretary the authority to execute an instrument of transfer on behalf of a transferring party. In order to help ensure that the official share register is regularly updated to reflect trading of Cooper Parent shares occurring through normal electronic systems, we regularly produce, and intend to continue regularly producing, any required instruments of transfer in connection with any transactions for which we pay stamp duty (subject to the reimbursement and set-off rights described above). In the event that we notify one or both of the parties to a share transfer that we believe stamp duty is required to be paid in connection with such transfer and that we will not pay such stamp duty, such parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from Cooper Parent for this purpose) or request that Cooper Parent execute an instrument of transfer on behalf of the transferring party in a form determined by Cooper Parent. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to Cooper Parent’s transfer agent, the transferee will be registered as the legal owner of the relevant shares on Cooper Parent’s official Irish share register (subject to the matters described below).

The board of directors of Cooper Parent may decline to recognize any instrument of transfer unless the instrument of transfer is in respect of one class of share only.

The registration of transfers may be suspended by the directors at such times and for such period, not exceeding in the whole 30 days in each year, as the directors may from time to time determine.

Election of Directors

The Irish Companies Acts provide for a minimum of two directors. Cooper Parent’s articles of association provide for a minimum of seven directors and a maximum of thirteen. The directors are divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire board. The initial division of the board into classes was the same as the classes for the directors of Cooper Industries, Ltd. immediately prior to the completion of the Transaction. The current term of the Class I directors terminates on the date of the 2013 annual general meeting; the term of the initial Class II directors terminates on the date of the 2011 annual general meeting; and the term of the initial Class III directors terminates on the date of the 2012 annual general meeting. At each annual general meeting of members, successors to the class of directors whose term expires at that annual general meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. In no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual general meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

Directors are elected by ordinary resolution at a general meeting. Irish law requires majority voting for the election of directors, which could result in the number of directors falling below the minimum prescribed by the articles due to the failure of nominees to be elected. Accordingly, Cooper Parent’s articles of association provide that if, at any general meeting of shareholders, the number of directors is reduced below the minimum prescribed by the articles of association due to the failure of any persons nominated to be directors to be elected, then in those circumstances, the nominee or nominees who receive the highest number of votes in favor of election shall be elected in order to maintain such prescribed minimum number of directors and each such director shall remain a director (subject to the provisions of the Irish Companies Acts and the articles) only until the conclusion of the next annual general meeting of Cooper Parent unless such director is elected by the shareholders during such meeting.

Vacancies on Board of Directors

Any vacancy on the board of directors, including a vacancy that results from an increase in the number of directors or from the death, resignation, retirement, disqualification or removal of a director, shall be deemed a casual vacancy. Subject to the terms of any one or more classes or series of preferred shares, any casual vacancy may be filled by decision of a majority of the board then in office, provided that a quorum is present.

Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. Subject to Irish law and the articles of association, during any vacancy in the board of directors, the remaining directors shall have full power to act as the board of directors of Cooper Parent.

Removal of Directors

The Irish Companies Acts provide that notwithstanding anything contained in the articles of association of a company or in any agreement between that company and a director, the shareholders may by an ordinary resolution remove a director from office before the expiration of his or her term. Because of this provision of the Irish Companies Acts, the articles of association of Cooper Parent provide that Cooper Parent may, by ordinary resolution, remove any director before the expiration of his period of office notwithstanding anything in any agreement between Cooper Parent and the removed director.

Board and Committee Composition; Management

The articles of association of Cooper Parent provide that the board of directors at any time may elect from its number an executive committee and other committees, each of which shall consist of not less than three directors. Each member of each such committee shall hold office at the pleasure of the board and may be removed by the board at any time with or without cause. Vacancies occurring in the committees may be filled by the board. Except as the executive committee’s powers and duties may be limited or otherwise prescribed by the board, the executive committee, during the intervals between the meetings of the board, shall possess and may exercise all of the powers of the board in the management and control of the business and property of Cooper Parent; and other committees shall have such powers of the board as shall be from time to time delegated to them by the board; provided, however, that no committee shall be empowered to elect directors to fill vacancies among the directors or on any committee of the directors.

Duties of the Board of Directors

The directors of Cooper Parent have certain statutory and fiduciary duties. All of the directors have equal and overall responsibility for the management of Cooper Parent (although directors who also serve as employees have additional responsibilities and duties arising under their employment arrangements and are expected to exercise a greater degree of skill and diligence than non-executive directors). The principal directors’ duties include the common law fiduciary duties of good faith and exercising due care and skill. The statutory duties include ensuring the maintenance of proper books of account, having annual accounts prepared, having an annual audit performed, the duty to maintain certain registers and make certain filings as well as disclosure of personal interests. Particular duties also apply to directors of insolvent companies (for example, the directors could be liable to sanctions where they are deemed by the court to have carried on the business of Cooper Parent while insolvent, without due regard to the interests of creditors). For public limited companies like Cooper Parent, directors are under a specific duty to ensure that the secretary is a person with the requisite knowledge and experience to discharge the role.

Indemnification of Directors and Officers; Insurance

Cooper Parent’s articles of association confer an indemnity on its directors and Secretary only in the limited circumstances permitted by the Irish Companies Acts. The Irish Companies Acts prescribe that such an indemnity only permits a company to pay the costs or discharge the liability of a director or the secretary where judgment is given in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused. This restriction does not apply to executives who are not directors or the Secretary of Cooper Parent.

Any provision which seeks to indemnify a director or secretary of an Irish company over and above this shall be void under Irish law, whether contained in its articles of association or any contract between the director or secretary and Cooper Parent.

In addition, Cooper Parent’s articles of association provide that Cooper Parent shall indemnify any current or former executive of Cooper Parent (excluding any directors or Secretary) or any person who is serving or has served at the request of Cooper Parent as a director, executive or trustee of another company, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgements, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of Cooper Parent, to which he or she was, is, or is threatened to be made a party by reason of the fact that he or she is or was such a director, executive or trustee, provided always that such indemnity shall not extend to any matter which would render it void pursuant to the Irish Companies Acts. In the case of any threatened, pending or completed action, suit or proceeding by or in the right of Cooper Parent, Cooper Parent shall indemnify each such person against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or the settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of his or her duty to Cooper Parent unless and only to the extent that the High Court of Ireland or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

The directors of Cooper Parent may on a case-by-case basis decide at their discretion that it is in the best interest of Cooper Parent to indemnify an individual director from any liability arising from his or her position as a director of Cooper Parent. However, this discretion must be exercised bona fide in the best interests of Cooper Parent as a whole.

Irish companies may take out directors and officers liability insurance, as well as other types of insurance, for their directors and officers. Cooper Parent has purchased and maintains a directors’ and officers’ liability policy.

Cooper Industries, Ltd. and Cooper Parent have entered into the Director and Secretary indemnification agreements with each of the directors and the Secretary of Cooper Parent, and Cooper Industries, Ltd. and Cooper Parent have entered into the Officer indemnification agreements with each of the executives of Cooper Parent (other than the directors and the Secretary).

Limitation on Director Liability

Under Irish law, a company may not exempt its directors from liability for negligence or a breach of duty. However, where a breach of duty has been established, directors may be statutorily exempted by an Irish court from personal liability for negligence or breach of duty if, among other things, the court determines that they have acted honestly and reasonably, and that they may fairly be excused as a result.

Conflicts of Interest

As a matter of Irish law, a director is under a general fiduciary duty to avoid conflicts of interest. Directors who have a personal interest in a proposed transaction or arrangement with Cooper Parent are required to declare the nature of their interest, whether direct or indirect, at a meeting of the directors of Cooper Parent. Cooper Parent is required to maintain a register of such declared interests which must be available for inspection by the shareholders. Although Irish law and Cooper Parent’s articles of association would not prohibit such director from participating in any vote in relation to such proposed transaction or arrangement following such disclosure, he or she would be prohibited from doing so pursuant to the policy on conflicts of interest that Cooper Parent adopted in connection with the Transaction. The fiduciary duty of a director to avoid conflicts of interest also extends to not making personal profit from opportunities that result from directorship.

Shareholders’ Suits

In Ireland, the decision to institute proceedings is generally taken by a company’s board of directors who will usually be empowered to manage the company’s business. In certain limited circumstances, a shareholder may be entitled to bring a derivative action on behalf of Cooper Parent. The central question at issue in deciding whether a minority shareholder may be permitted to bring a derivative action is whether, unless the action is brought, a wrong committed against Cooper Parent would otherwise go un-redressed.

The principal case law in Ireland indicates that to bring a derivative action a person must first establish a prima facie case (1) that the company is entitled to the relief claimed and (2) that the action falls within one of the five exceptions derived from case law, as follows:

•	Where an ultra vires or illegal act is perpetrated.

•	Where more than a simple majority is required to ratify the “wrong” complained of.

•	Where the shareholders’ personal rights are infringed.

•	Where a fraud has been perpetrated upon a minority by those in control.

•	Where the justice of the case requires a minority to be permitted to institute proceedings.

The shareholders of Cooper Parent may also bring proceedings against Cooper Parent where the affairs of Cooper Parent are being conducted, or the powers of the directors are being exercised, in a manner oppressive to the shareholders or in disregard of their interests. Oppression connotes conduct which is burdensome, harsh or wrong. The conduct must relate to the internal management of Cooper Parent. This is an Irish statutory remedy and the court can grant any order it sees fit, usually providing for the purchase or transfer of the shares of any shareholder.

Shareholder Consent to Action Without Meeting

The Irish Companies Acts provide that shareholders may approve a resolution without a meeting if (a) all shareholders sign the written resolution and (b) the company’s articles of association permit written resolutions of shareholders. Cooper Parent’s articles of association provide shareholders with the right to take action by unanimous written consent as permitted by Irish law.

Record Dates for Shareholder Meetings

Cooper Parent’s articles of association provide for the board to fix a record date for the purpose of determining the shareholders entitled to: (a) notice of and/or to vote at any general meeting of Cooper Parent or any adjournment or postponement thereof; (b) consent to corporate action in writing without a general meeting of the company; (c) receive payment of any dividend or other distribution or allotment of rights; (d) exercise any rights in respect of any change, conversion or exchange of shares; or (e) for the purpose of any other action permitted by law. If no record date is fixed, the record date for determining shareholders for any such purpose shall be at the close of the business day on which the board adopts the resolution relating thereto.

Director Nominations; Proposals of Shareholders

Cooper Parent’s articles of association provide that at any annual general meeting, only such business shall be conducted as shall have been properly brought before the meeting: by or at the direction of the board of directors; or by any shareholder who complies with the procedures set forth in Cooper Parent’s articles of association. For business to be properly brought before an annual general meeting by a shareholder, the shareholder must have given timely notice thereof in proper written form to Cooper Parent’s Secretary and satisfied the requirements under applicable rules promulgated by the SEC or the NYSE or any other exchange on which the Cooper Parent’s securities are traded.

To be timely for consideration at the annual general meeting, a shareholder’s notice must be received by the Secretary of Cooper Parent not less than 45 calendar days, or such greater length of time as permitted by appropriate rules of the SEC, in advance of the anniversary of the date that Cooper Parent’s proxy statement was released to shareholders in connection with the previous year’s annual general meeting.

To be in proper written form, a shareholder’s notice to the Secretary must set forth as to each matter such shareholder proposes to bring before the annual general meeting: (a) a brief description of the business desired to be brought before the annual general meeting and the reasons for conducting such business at the annual general meeting, (b) the name and record address of such shareholder, (c) the class or series and number of shares of Cooper Parent which are owned beneficially or of record by such shareholder, (d) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business, and (e) a representation that such shareholder intends to appear in person or by proxy at the annual general meeting to bring such business before the meeting. To be in proper written form, a shareholder’s notice to the Secretary regarding nomination of any person for election to the board of directors must also set forth as to each person whom the shareholder proposes to nominate for election as a director: (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class or series and number of shares of Cooper Parent which are owned beneficially or of record by the person, and (d) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

The articles of association of Cooper Parent provide that, except as provided by law, at an extraordinary general meeting, only such business shall be conducted as shall have been specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board. In addition, the Irish Companies Acts provide that shareholders holding not less than 10% of the total voting rights may call an extraordinary general meeting for the purpose of considering director nominations or other proposals, as described above under “— General Meetings of Shareholders.”

Adjournment of Shareholder Meetings

Cooper Parent’s articles of association provide that at any meeting duly called at which a quorum is present, the holders of a majority of the voting shares represented thereat may adjourn such meeting from time to time without notice other than by announcement of the chairman of the meeting. Cooper Parent’s articles of association also provide that any meeting duly called at which a quorum is not present shall be adjourned and Cooper Parent shall provide a valid notice in the event that such meeting is to be reconvened.

Amendment of Governing Documents

Irish companies may only alter their memorandum and articles of association by the passing of a special resolution. In general the articles of association would typically be altered, changed, or amended, or superseded by new articles, in whole or in part, on the recommendation of the board of directors, and would be subject to approval by special resolution of shareholders at an annual or extraordinary general meeting called for such purpose or without a meeting by the written consent of all of the holders of record of shares of Cooper Parent. The affirmative vote of the holders of at least 80% of Cooper Parent’s voting power on the relevant record date shall be required to alter, amend or repeal certain provisions of the articles of association, including those governing the number, election and term of directors. An 80% shareholder vote also generally is required to amend, change or repeal the articles described above under “— Anti-Takeover Provisions — Business Combinations with Related Persons,” unless two-thirds (2/3) of the Continuing Directors recommend such amendment, change or repeal to shareholders, in which case a special resolution of shareholders of Cooper Parent on the relevant record date shall be required.

DESCRIPTION OF DEPOSITARY SHARES

The following summarizes briefly the material provisions of the deposit agreement and the depositary shares and depositary receipts. You should read the particular terms of any depositary shares and any depositary receipts that are offered by us, and any deposit agreement relating to a particular series of preferred stock, which will be described in more detail in an applicable prospectus supplement. We will file the form of deposit agreement, including the form of depositary receipt, as an exhibit to a Current Report on Form 8-K before we issue the depositary shares. As used in this section only, “we”, “our” and “us” refers to Cooper Industries plc.

General

We may elect to have preferred shares represented by depositary shares. The shares of each series of preferred shares represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us and having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Unless otherwise specified in the applicable prospectus supplement, the depositary agreement, the depositary shares and the depositary receipts will be governed by and construed in accordance with the law of the State of New York. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of the preferred share represented by such depositary share (including dividend, voting, redemption, conversion, exchange and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the preferred shares in accordance with the terms of the offering.

Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, execute and deliver temporary depositary receipts which are substantially identical to, and which entitle the holders to all the rights pertaining to, the definitive depositary receipts. Depositary receipts will be prepared thereafter without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

The depositary will distribute all cash dividends and other cash distributions received in respect of the deposited preferred shares to the record holders of depositary shares relating to the preferred shares, in proportion to the numbers of the depositary shares owned by such holders.

In the event of a non-cash distribution, the depositary will distribute property it receives to the appropriate record holders of depositary shares. If the depositary determines that it is not feasible to make a distribution, it may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

Redemption of Stock

If a series of preferred shares represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of each series of preferred shares held by the depositary. The depositary shares will be redeemed by the depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the preferred shares so redeemed. Whenever we redeem preferred shares held by the depositary, the depositary will redeem, as of the same date, the number of depositary shares representing preferred shares redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the depositary by lot or pro rata or by any other equitable method as may be determined by the depositary.

Withdrawal of Stock

Any holder of depositary shares may, upon surrender of the depositary receipts at the corporate trust office of the depositary, unless the related depositary shares have previously been called for redemption, receive the number of whole shares of the related series of preferred shares and any money or other property represented by the depositary receipts. Holders of depositary shares making withdrawals will be entitled to receive preferred shares on the basis described in an applicable prospectus supplement for such series of preferred shares, but holders of whole preferred shares will not thereafter be entitled to deposit the preferred shares under the deposit agreement or to receive depositary receipts therefor. If the depositary shares surrendered by the holder in connection with a withdrawal exceed the number of depositary shares that represent the number of whole preferred shares to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Voting Deposited Preferred Shares

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred shares are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to such series of preferred shares. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the relevant series of preferred shares, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred shares represented by the holder’s depositary shares.

The depositary will attempt, insofar as practicable, to vote the amount of such series of preferred shares represented by the depositary shares in accordance with the instructions, and we will agree to take all reasonable actions that may be deemed necessary by the depositary to enable the depositary to do so. The depositary will refrain from voting preferred shares to the extent it does not receive specific instructions from the holder of depositary shares representing the preferred shares.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of the depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, or any transferee of the holder, will be deemed, by continuing to hold the depositary receipt, or by reason of the acquisition thereof, to consent and agree to the amendment and to be bound by the deposit agreement as amended thereby. The deposit agreement may be terminated by us or the depository only after:

•	all outstanding depositary shares have been redeemed; or

•	a final distribution in respect of the preferred shares has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Cooper Parent.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay all charges of the depositary in connection with the initial deposit of the relevant series of preferred shares and any redemption of the preferred shares. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and other charges or expenses as are expressly provided in the deposit agreement.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of the deposited preferred shares.

Neither we nor the depositary will be liable if we are or it is prevented or delayed by law or any circumstances beyond our or its control in performing any obligations under the deposit agreement. Our and its obligations under the deposit agreement will be limited to performance in good faith of our and its duties under the deposit agreement and neither we nor it will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or preferred shares unless satisfactory indemnity is furnished. The depositary and we may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

The prospectus supplement that relates to a particular offering of debt securities will describe the terms of the debt securities offered and the extent to which the following general provisions do not apply to that particular offering. If the information in the prospectus supplement differs from this prospectus, you should rely on information in the prospectus supplement with respect to the particular debt securities being offered,

The following describes the general terms of the debt securities to which any prospectus supplement may relate. Cooper US may issue debt securities in one or more series. If Cooper US offers debt securities, it will issue them under an indenture among Cooper US, as issuer, Cooper Parent, as a Guarantor, and Deutsche Bank Trust Company Americas, as trustee (the “Indenture”). The terms of the debt securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The trustee, Cooper US, Cooper Parent and any other Guarantor may enter into supplements to the Indenture from time to time. You can find the definitions of capitalized terms used in this description under the subheading “Certain Definitions.”

We have filed the form of the Indenture as an exhibit to the registration statement of which this prospectus is a part. The following description is a summary of the provisions of the Indenture, a copy of which is available upon request to us at the address set forth under “Incorporation of Certain Documents by Reference.” Because it is a summary, it does not contain all of the information that may be important to you. We urge you to read the entire Indenture because it, and not this description, defines your rights as a holder of the debt securities.

General

The debt securities will be unsecured obligations of Cooper US and will rank equal in right of payment with all of its unsecured and unsubordinated debt, unless Cooper US is required by the covenant described below under “Certain Covenants — Covenants Limiting Secured Indebtedness” to secure the debt securities. The Indenture does not limit the aggregate principal amount of debt securities that may be issued under the Indenture, unless Cooper US indicates otherwise in a prospectus supplement. The Indenture allows Cooper US to issue debt securities of any series up to the aggregate principal amount that it authorizes.

Cooper US may issue the debt securities in one or more series with the same or various maturities at par, at a premium or at a discount. Debt securities bearing no interest or interest at a rate that at the time of issuance is below market rates will be sold at a discount below their stated principal amount. The discount may be substantial. We will describe federal income tax consequences and other special considerations applicable to any of these securities in the applicable prospectus supplement. Unless otherwise provided in the applicable prospectus supplement, the debt securities will not contain any provisions that may afford holders of the debt securities protection upon a change in control of Cooper US or any Guarantors or upon a highly leveraged transaction, whether or not the transaction results in a change in control of Cooper US or any Guarantors.

A prospectus supplement and a supplemental indenture or authorizing resolutions relating to any series of debt securities being offered will include specific terms relating to the offering. The terms will include some or all of the following:

•	the designation, aggregate principal amount and authorized denominations of the debt securities;

•	the percentage of the principal amount at which the debt securities will be issued:

•	the date or dates on which the debt securities will mature:

•	the date or dates on which principal will be payable and whether the debt securities will be payable on demand on or after any date;

•	the rate or rates per annum at which the debt securities will bear interest, if any, or the method of determining the rate or rates;

•	the date or dates from which interest, if any, will accrue and the times at which interest will be payable;

•	provisions for a sinking, purchase or other similar fund, if any;

•	if applicable, the date after which and the price or prices at which the debt securities may be redeemed;

•	the principal amount of the debt securities that are issued bearing no interest or below-market interest payable upon declaration of acceleration of the maturity of the debt securities;

•	any modifications of the events of default, covenants or defeasance provisions contained in the Indenture pertaining to the debt securities;

•	if applicable, whether such debt securities will have the benefit of a guarantee, and if so, the identity of the related Guarantors; and

•	any other terms of the debt securities.

The following will occur at the office of the trustee in New York, New York:

•	Cooper US will make all principal, premium and interest payments on the debt securities, unless Cooper US elects to make interest payments by check mailed to the address of the person entitled to the payment as it appears on the register of holders of debt securities;

•	the debt securities will be exchangeable for other authorized denominations; and

•	transfers of the debt securities will be registrable.

Cooper US will issue debt securities only in fully registered form without coupons in denominations of $1,000 or any integral multiple of $1,000. No service charge will apply to any transfer or exchange of the debt securities, but Cooper US may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange.

Guarantees

The debt securities will be fully and unconditionally guaranteed by Cooper Parent and, if specified in the prospectus supplement respecting a series of debt securities, Cooper Industries, Ltd. and the wholly-owned, indirect subsidiaries of Cooper Parent that are considered the principal domestic operating subsidiaries in our Energy and Safety Solutions and Electrical Products Group segments. Such principal domestic operating subsidiaries currently are as follows: Cooper B-Line, Inc., Cooper Bussmann, LLC, Cooper Crouse-Hinds, LLC, Cooper Lighting, LLC, Cooper Power Systems, LLC and Cooper Wiring Devices, Inc. Each guarantee will be an unsecured obligation of the Guarantor and will rank equal in right of payment with such Guarantor’s unsecured and unsubordinated debt, unless such Guarantor is required by the covenant described below under “Certain Covenants — Covenants Limiting Secured Indebtedness” to secure the guarantee. To the extent there is more than one Guarantor, the guarantees of such Guarantors will be joint and several obligations of such Guarantors.

The prospectus supplement will describe any limitations on the maximum amount of any particular guarantee and the conditions under which such guarantee may be released.

Payment of Additional Amounts

If any taxes, assessments or other governmental charges are imposed by the jurisdiction, other than the United States, where Cooper Parent or a successor (a “Payor”) is organized or otherwise considered to be a resident for tax purposes, any jurisdiction, other than the United States, from or through which the Payor makes a payment on the debt securities, or, in each case, any political organization or governmental authority in such jurisdiction having the power to tax (the “Relevant Tax Jurisdiction”) in respect of any payments under the debt securities, including under a guarantee thereof, the Payor will pay to each holder of debt securities, to the extent it may lawfully do so, such additional amounts (“Additional Amounts”) as may be necessary in order that the net amounts paid to such holder will be not less than the amount specified in such debt securities to which such holder is entitled; provided, however, the Payor will not be required to make any payment of Additional Amounts for or on account of:

•	any tax, assessment or other governmental charge which would not have been imposed but for (a) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership, limited liability company or corporation) and the Relevant Tax Jurisdiction including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident of the Relevant Tax Jurisdiction or being or having been present or engaged in trade or business therein or having or having had a permanent establishment in the Relevant Tax Jurisdiction or (b) the presentation of debt securities (where presentation is required) for payment on a date more than 30 days after (x) the date on which such payment became due and payable or (y) the date on which payment thereof is duly provided for, whichever occurs later;

•	any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

•	any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of (or in respect of) principal of, or any interest on, the debt securities;

•	any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of the debt securities to comply with a request of the Payor addressed to the holder to provide information, documents or other evidence concerning the nationality, residence or identity of the holder or such beneficial owner which is required by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

•	any combination of the above;

nor will Additional Amounts be paid with respect to any payment of the principal of, or interest on, the debt securities to any holder who is a fiduciary or partnership or limited liability company or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the Relevant Tax Jurisdiction to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership, limited liability company or beneficial owner who would not have been entitled to such Additional Amounts had it been the holder of such debt securities.

The Payor will provide the trustee with the official acknowledgment of the Relevant Tax Jurisdiction (or, if the acknowledgment is not available, a certified copy of the acknowledgement) evidencing the payment of the withholding taxes by the Payor. Copies of such documentation will be made available to the holders of the debt securities or the paying agent, as applicable, upon request.

All references in this prospectus to principal of, and interest on, the debt securities will include any Additional Amounts payable by the Payor in respect of such principal and interest.

Redemption for Changes in Withholding Taxes

Cooper US will be entitled to redeem the debt securities, at its option, at any time as a whole but not in part, upon not less than 30 nor more than 60 days’ notice, at 100% of the principal amount of the debt securities, plus accrued and unpaid interest (if any) to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event that the Payor has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the debt securities, any Additional Amounts as a result of:

•	a change in or an amendment to the laws (including any regulations promulgated under such laws) of a taxing jurisdiction, which change or amendment is announced after the date of the prospectus supplement used in connection with the issuance of the debt securities;

•	any change in or amendment to any official position regarding the application or interpretation of such laws or regulations, which change or amendment is announced after the date of the prospectus supplement used in connection with the issuance of the debt securities; or

•	any change in or an amendment to any official position regarding the application or interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which such taxing jurisdiction is a party, which change or amendment is announced or execution or amendment occurs, as the case may be, after the date of the prospectus supplement used in connection with the issuance of the debt securities; and

•	in each case, the Payor cannot avoid such obligation by taking reasonable measures available to it.

Before Cooper US publishes or mails any notice of redemption of the debt securities as described above, it will deliver to the trustee an officers’ certificate to the effect that Payor cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it and an opinion of independent legal counsel of recognized standing stating that the Payor would be obligated to pay Additional Amounts as a result of a change in tax laws or regulations or the application or interpretation of such laws or regulations.

Certain Covenants

The Indenture contains certain covenants, including, among others, those described below. Except as set forth below, neither Cooper US nor any Guarantor is restricted by the Indenture from incurring any type of indebtedness or other obligation, from paying dividends or making distributions on its capital stock or purchasing or redeeming its capital stock. In addition, the Indenture does not contain any provisions that would require Cooper US to repurchase or redeem or otherwise modify the terms of any of the debt securities upon a change in control or other events involving Cooper US or any Guarantor that may adversely affect the credit rating of the debt securities.

Covenant Limiting Secured Indebtedness.  Neither Cooper Parent nor any Restricted Subsidiary may create, assume, guarantee or incur any Secured Indebtedness without in any such case effectively providing concurrently with the creation, assumption, guarantee or incurrence of any such Secured Indebtedness that the debt securities shall be secured equally and ratably with (or, at the option of Cooper Parent, prior to) such Secured Indebtedness but only for so long and during such time as (i) such Secured Indebtedness shall exist and be secured by a Lien upon property (including shares or Indebtedness issued by any Restricted Subsidiary) owned by Cooper Parent or any Restricted Subsidiary and (ii) the aggregate of all Secured Indebtedness not secured solely by Liens described in the bullet points below and all Attributable Debt (with some exceptions)

exceeds 15% of Consolidated Tangible Assets. However, this limitation does not apply to the following types of Secured Indebtedness:

•	Liens on property (including shares or Indebtedness) which is not a Principal Property;

•	Liens on property (including shares or Indebtedness) of any entity existing at the time it becomes a Restricted Subsidiary or arising thereafter pursuant to contractual commitments entered into prior to and not in contemplation of such corporation’s becoming a Restricted Subsidiary;

•	Liens on property (including shares or Indebtedness) existing at the time of acquisition of the property by Cooper Parent or a Restricted Subsidiary;

•	Liens to secure the payment of all or any part of the purchase price of property (including shares or Indebtedness) created upon the acquisition of such property by Cooper Parent or a Restricted Subsidiary, and Liens to secure any Secured Indebtedness incurred by Cooper Parent or a Restricted Subsidiary prior to, at the time of, or within one year after the later of the acquisition, the completion of construction (including any improvements, alterations or repairs to existing property) or the commencement of commercial operation of the property, which Secured Indebtedness is incurred for the purpose of financing all or any part of the purchase price or construction of improvements, alterations or repairs; provided, however, that in the case of any such acquisition, construction or improvement, alteration or repair, the Lien shall not apply to any property theretofore owned by Cooper Parent or a Restricted Subsidiary, other than, in the case of any such construction or improvement, any theretofore unimproved real property or portion thereof on which the property so constructed, or the improvement, is located and any other property not then constituting a Principal Property;

•	Liens securing Secured Indebtedness of any Restricted Subsidiary owing to Cooper Parent or to another Restricted Subsidiary;

•	Liens on property of any entity existing at the time it is merged or consolidated with Cooper Parent or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of any entity as an entirety or substantially as an entirety to Cooper Parent or a Restricted Subsidiary or arising thereafter pursuant to contractual commitments entered into by such corporation prior to and not in contemplation of such merger, consolidation, sale, lease or other disposition;

•	Liens on property of Cooper Parent or a Restricted Subsidiary in favor of governmental authorities or any trustee or mortgagee acting on behalf, or for the benefit, of any governmental authorities to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to the Liens (including without limitation Liens incurred in connection with pollution control, industrial revenue or similar financings), and any other Liens incurred or assumed in connection with the issuance of industrial revenue bonds or private activity bonds the interest of which is exempt from federal income taxation under Section 103(b) of the Internal Revenue Code;

•	Liens upon property (including shares or Indebtedness issued by any Restricted Subsidiary) owned by Cooper Parent or any Restricted Subsidiary existing on the first date on which a debt security is authenticated by the trustee under the Indenture; and

•	certain extensions, renewals or replacements of any Lien referred to in the above list.

Covenant Limiting Sale and Leaseback Transactions.  Neither Cooper Parent nor any Restricted Subsidiary may enter into any Sale and Leaseback Transaction covering any Principal Property of Cooper Parent or any Restricted Subsidiary, unless:

(A) the sum of the following does not exceed 15% of Consolidated Tangible Assets:

(1) the Attributable Debt outstanding pursuant to such Sale and Leaseback Transaction:

(2) all Attributable Debt outstanding pursuant to all other Sale and Leaseback Transactions entered into by Cooper Parent or any Restricted Subsidiary after the first date on which a debt security is authenticated by the trustee under the Indenture, except for Sale and Leaseback Transactions of a Restricted Subsidiary entered into prior to becoming a Restricted Subsidiary; and

(3) the aggregate amount of all Secured Indebtedness, except Secured Indebtedness outstanding permitted under “— Covenant Limiting Secured Indebtedness” above; or

(B) an amount equal to the greater of the following is applied to retirement of Funded Debt within one year after the consummation of such Sale and Leaseback Transaction:

(1) the net proceeds to Cooper Parent or Restricted Subsidiary pursuant to the Sale and Leaseback Transaction, or

(2) the fair market value of the property so leased as determined by the Board of Directors of Cooper Parent (in the case of clause (1) or (2), after repayment of, or otherwise taking into account, as the case may be, the amount of any Secured Indebtedness secured by a Lien encumbering the property which Secured Indebtedness existed immediately prior to the Sale and Leaseback Transaction).

However, this limitation does not apply to any Sale and Leaseback Transaction:

•	entered into in connection with the issuance of industrial revenue or private activity bonds the interest of which is exempt from federal income taxation under Section 103(b) of the Internal Revenue Code;

•	if Cooper Parent or a Restricted Subsidiary applies an amount equal to the net proceeds, after repayment of any Secured Indebtedness secured by a Lien encumbering the Principal Property which Secured Indebtedness existed immediately before the Sale and Leaseback Transaction, of the sale or transfer of the Principal Property leased in the Sale and Leaseback Transaction to investment (whether for acquisition, improvement, repair or alteration or construction costs) in another Principal Property within one year before or after the sale or transfer:

•	entered into by an entity prior to the date it became a Restricted Subsidiary or arises thereafter pursuant to contractual commitments entered into by such entity prior to and not in contemplation of such entity’s becoming a Restricted Subsidiary; or

•	entered into by an entity prior to the time it was merged or consolidated with Cooper Parent or a Restricted Subsidiary or prior to the time of a sale, lease or other disposition of the properties of such entity as an entirety or substantially as an entirety to Cooper Parent or a Restricted Subsidiary or arises thereafter pursuant to contractual commitments entered into by such entity prior to and not in contemplation of any such merger, consolidation, sale, lease or transfer.

Certain Definitions.  Certain terms used in this description are defined in the Indenture as follows:

“Attributable Debt” means the present value (discounted in accordance with a method of discounting which for financial reporting purposes is consistent with generally accepted accounting principles) of the rental payments during the remaining term of any Sale and Leaseback Transaction for which the lessee is obligated (including any period for which such lease has been extended), such rental payments not to include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges and for contingent rents (such as those based on sales). In case of any Sale and Leaseback Transaction that is terminable by the lessee upon the payment of a penalty, such rental payments shall also include such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Board of Directors” means the Board of Directors of Cooper US or a Guarantor, or any committee of such Board of Directors, or any committee of officers of such entity, duly authorized to take any action under the Indenture.

“Consolidated Tangible Assets” means, as of any date, the total amount of assets of Cooper Parent and its Subsidiaries on a consolidated basis at the end of the fiscal quarter immediately preceding that date, as determined under generally accepted accounting principles, less: (a) Intangible Assets and (b) appropriate adjustments on account of minority interests of other persons holding equity investments in Subsidiaries, in the case of each of clauses (a) and (b) above as reflected on the consolidated balance sheet of Cooper Parent and its Subsidiaries at the end of the fiscal quarter immediately preceding that date.

“Funded Debt” means:

•	any Indebtedness maturing by its terms more than one year from the date of its issuance, including any Indebtedness renewable or extendible at the option of the obligor to a date later than one year from the date of its original issuance, excluding any portion of Indebtedness which is included in current liabilities: and

•	any Indebtedness which may be payable from the proceeds of Funded Debt as defined above under the terms of the Funded Debt.

“Indebtedness” of any entity means all indebtedness for money borrowed which is created, assumed, incurred or guaranteed in any manner by such entity or for which such entity is otherwise responsible or liable.

“Intangible Assets” means all goodwill, patents, trademarks, service marks, trade names, copyrights, and all other items that would be treated as intangibles on the consolidated balance sheet of Cooper Parent and its Subsidiaries prepared under generally accepted accounting principles.

“Lien” means any mortgage, pledge, security interest, lien, charge or other encumbrance.

“Principal Property” means (1) any manufacturing plant located in the continental United States, or manufacturing equipment located in any such manufacturing plant (together with the land on which such plant is erected and fixtures comprising a part of such plant), owned or leased on the first date on which a debt security is authenticated by the trustee or thereafter acquired or leased by Cooper Parent or any Restricted Subsidiary, other than (a) any property that the Board of Directors of Cooper Parent determines is not of material importance to the total business conducted, or assets owned, by Cooper Parent and its Subsidiaries, as an entirety; or (b) any portion of any such property that the Board of Directors of Cooper Parent determines not to be of material importance to the use or operation of such property; and (2) any shares or Indebtedness issued by any Restricted Subsidiary. “Manufacturing plant” does not include any plant owned or leased jointly or in common with one or more persons other than Cooper Parent and its Restricted Subsidiaries in which the aggregate interest of Cooper Parent and its Restricted Subsidiaries does not exceed 50%. “Manufacturing equipment” means manufacturing equipment in such manufacturing plants used directly in the production of Cooper Parent or any Restricted Subsidiary’s products and does not include office equipment, computer equipment, rolling stock and other equipment not directly used in the production of Cooper Parent or any Restricted Subsidiary’s products.

“Restricted Subsidiary” means Cooper US, the subsidiary guarantors and any other Subsidiary substantially all the property of which is located within the continental United States, other than:

•	a Subsidiary primarily engaged in financing, including, without limitation, lending on the security of, purchasing or discounting (with or without recourse) receivables, leases, obligations or other claims arising from or in connection with the purchase or sale of products or services;

•	a Subsidiary primarily engaged in leasing or insurance;

•	a Subsidiary included in the Tools segment; or

•	a Subsidiary primarily engaged in financing Cooper Parent’s or any Restricted Subsidiary’s operations outside the continental United States.

“Sale and Leaseback Transaction” means any arrangement with any person providing for the leasing by Cooper Parent or any Restricted Subsidiary of any Principal Property of Cooper Parent or any Restricted Subsidiary whether the Principal Property is now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by Cooper Parent or the Restricted Subsidiary to such person. However, the following shall not be Sale and Leaseback Transactions:

•	leases for a term of not more than three years;

•	leases between Cooper Parent and a Restricted Subsidiary or between Restricted Subsidiaries; and

•	leases of property executed prior to, at the time of, or within one year after the later of, the acquisition, the completion of construction, including any improvements or alterations on real property, or the commencement of commercial operation, of the property.

“Secured Indebtedness” of any entity means Indebtedness secured by any Lien upon property (including shares or Indebtedness issued by any Restricted Subsidiary) owned by Cooper Parent or any Restricted Subsidiary.

“Subsidiary” means any entity a majority of the voting shares or comparable voting interests of which are at the time owned or controlled, directly or indirectly, by Cooper Parent or by one or more Subsidiaries and which is consolidated in Cooper Parent latest consolidated financial statements filed with the SEC or provided generally to Cooper Parent shareholders.

Merger, Consolidation or Sale of Assets

Cooper US may not merge into or consolidate with or convey or transfer its properties and assets substantially as an entirety to any person unless:

•	the successor entity is a corporation organized and existing under the laws of the United States of America or any state or the District of Columbia;

•	the successor corporation assumes by supplemental Indenture all of the obligations of Cooper US under the Indenture; and

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, has occurred and is continuing.

Cooper Parent may not merge into or consolidate with or convey or transfer its properties substantially as an entirety to any person unless:

•	the successor corporation assumes by supplemental indenture all of Cooper Parent’s obligations under the Indenture, including as a Guarantor; and

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, has occurred and is continuing.

A subsidiary guarantor may merge into or consolidate with or convey or transfer its assets substantially as an entirety to Cooper Parent or another Subsidiary if the successor entity assumes by supplemental indenture all of such subsidiary guarantor’s obligations as a Guarantor under the Indenture. Upon the occurrence of these events, such subsidiary guarantor shall be discharged from liability under the Indenture and the guarantee. Such subsidiary guarantor shall also be discharged from liability if it ceases to be a Subsidiary or merges into, consolidates with or transfers its assets to a party other than Cooper Parent or another Subsidiary.

Events of Default

The following are events of default under the Indenture:

•	default for 30 days in payment of any interest on any of the debt securities of such series when due;

•	default in the payment of principal of, or premium, if any, on any of the debt securities of such series when due at its stated maturity, when called for redemption, by declaration or otherwise;

•	default in the making of any payment for a sinking, purchase or similar fund provided for in respect of such series and continuance of such default for a period of 30 days;

•	default in the performance of any other covenant in the Indenture with respect to the debt securities for 90 days after notice to Cooper US by the trustee or by holders of 25% in principal amount of the outstanding debt securities of such series;

•	the guarantee of the debt securities by Cooper Parent ceases to be, or is asserted in writing by Cooper US or Cooper Parent not to be, in full force and effect or enforceable in accordance with its terms (except as contemplated or permitted by the terms of the guarantee or the Indenture); and

•	certain events of bankruptcy, insolvency and reorganization involving Cooper US or Cooper Parent.

However, if indicated in the prospectus supplement for a particular series of debt securities, any of the foregoing events of default may be deleted or modified from that summarized above and additional events of default may be included. No event of default for a single series of debt securities constitutes an event of default for any other series of debt securities. If an event of default described above occurs and is continuing for any series, either the trustee or the holders of not less than 25% in total principal amount of the debt securities of the series then outstanding, voting separately as a series, by notice in writing to the Company (and to the Trustee if given by the holders of debt securities of such series), may declare the principal of all outstanding debt securities of the series and the accrued interest to be due and payable immediately. In the case of debt securities issued bearing no interest or below-market interest, the amount that may be declared due and payable immediately is the portion of the principal specified in the terms of the debt securities, along with the accrued interest. If an event of default described in the last bullet above occurs, the principal of all outstanding debt securities of the series and the related accrued interest shall automatically become due and payable immediately.

In some cases, the holders of a majority in principal amount of the outstanding debt securities of a series may on behalf of the holders of all debt securities of the series waive any past default or event of default for the debt securities of the series or compliance with some provisions of the Indenture, except, among other things, an uncured default in payment of principal, premium, if any, or interest, if any, on any of the debt securities of the series.

The trustee must, within 90 days after the occurrence of an event of default with respect to debt securities of a series, without regard to any grace period or notice requirement, give to the holders of such debt securities of the series notice of all uncured and unwaived defaults known to it. Except in the case of default in the payment of principal of or interest on any of the debt securities of the series, the trustee will be protected in withholding the notice if it in good faith determines that the withholding of the notice is in the interest of the holders of the debt securities of the series. The trustee is entitled to be indemnified by the holders of debt securities before proceeding to exercise any right or power under the Indenture at the request of holders of the debt securities. The trustee’s right to indemnification is subject to the duty of the trustee to act with the required standard of care. Subject to the provisions of the Indenture, the holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting proceedings for remedies available to the trustee exercising any trust or power conferred on the trustee for the series. Cooper US and Cooper Parent must file annually with the trustee a certificate of no default or specifying any default that exists.

Amendments and Waivers

Cooper US, the Guarantors and the trustee may, without the consent of any holders of debt securities, amend or supplement the Indenture and enter into supplemental indentures for, among others, the purposes of:

•	adding to the covenants of Cooper US or the Guarantors;

•	adding additional events of default;

•	establishing the form or terms of debt securities;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

•	to evidence or provide for the acceptance of appointment under the Indenture of a successor trustee;

•	to provide for the assumption of Cooper US’s or a Guarantor’s obligations of debt securities in the case of a merger or consolidation or disposition of all or substantially all of Cooper US’s or such Guarantor’s assets;

•	to add or release Guarantors pursuant to the terms of the Indenture;

•	curing ambiguities or inconsistencies in the Indenture; or

•	making any other provisions about matters or questions arising under the Indenture if the action does not adversely affect the interests of the holders of any affected series of debt securities.

Cooper US, the Guarantors and the trustee may, with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series to be affected, execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or the debt securities of a series or modifying any of the rights of the holders of the debt securities of the series to be affected. However, no supplemental indenture may, without the consent of each holder of debt securities to be affected, among other things:

•	change the fixed maturity of the debt securities;

•	reduce the principal amount of the debt securities;

•	reduce the rate or extend the time of payment of interest on the debt securities;

•	change the redemption provisions in any manner that would be adverse to any holder or adversely affect the right of repayment at the option of any holder;

•	change the coin or currency in which the principal of or interest with respect to the debt securities are payable;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of the debt securities or, in the case of redemption, on or after the redemption date;

•	reduce the percentage of holders of debt securities required to consent to any supplemental indentures;

•	modify any of the provisions regarding the waiver of past defaults and the waiver of specified covenants by the holders of debt securities; or

•	modify any of the above provisions.

Defeasance

Cooper US and the Guarantors may at their option, with respect to debt securities of a series, (a) be discharged from any and all obligations of the debt securities of such series and related guarantees, except in each case for some obligations to register the transfer or exchange of such debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust or (b) be released from some restrictive covenants of the Indenture, including those described above under “Certain Covenants,”

and will not be limited by any restrictions on merger, consolidation or sales of assets, in each case if Cooper US takes the following actions while no event of default is continuing with respect to payments due under the debt securities or certain events of bankruptcy, insolvency or reorganization of Cooper US or a Guarantor:

•	deposits with the trustee, in trust, money, U.S. Government Obligations or Eligible Obligations or any combination of these that through the payment of interest and principal under their terms, will provide money in an amount sufficient to pay all the principal, including any mandatory sinking fund payments, any interest and any premium on the debt securities of such series on the dates the payments are due under the terms of the series; and

•	provides to the trustee an opinion of counsel or a ruling from, or published by, the Internal Revenue Service, that holders of the debt securities of the series will not recognize income, gain or loss for federal income tax purposes from Cooper US’s and the applicable Guarantor’s exercise of its or their option and will be required to pay federal income tax on the same amount and in the same manner and at the same times as would have been the case if the option had not been exercised.

In addition, Cooper US and the Guarantors can also obtain a discharge under the Indenture with respect to the debt securities of a series by depositing with the trustee, in trust, funds sufficient to pay at maturity or upon redemption all debt securities of the series, provided that all of the debt securities of the series are by their terms to become due and payable within one year. No opinion of counsel or ruling from the Internal Revenue Service is required in this case.

“U.S. Government Obligations” means generally (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer of the obligations.

“Eligible Obligations” means obligations which, when deposited, cause the debt securities to be rated in the highest generic long-term debt rating category assigned to legally defeased debt by one or more nationally recognized rating agencies.

If there is any discharge of the debt securities under the terms of the Indenture described above, the holders of the discharged debt securities will be able to look solely to the trust fund, and not to Cooper US or the Guarantors, for payments of principal, any premium and any interest.

The Trustee

Deutsche Bank Trust Company Americas is the trustee under the Indenture. An affiliate of the trustee is currently a lender under the U.S. committed credit facility available to Cooper Parent and Cooper US.

Governing Law

The Indenture provides that it, all of the debt securities and the guarantees of all of the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry Securities

The debt securities offered by this prospectus and any applicable prospectus supplement may be issued in whole or in part in book-entry form. In that case, beneficial owners of the debt securities will not receive certificates representing their ownership interests in the debt securities, except in the event the book-entry system for the debt securities is discontinued. Debt securities issued in book-entry form will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to the debt securities. The Depository Trust Company is expected to serve as depository. A global debt security may not be transferred except as a whole between the depository and one or more of its nominees or a successor. Global debt securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to a class or series of debt securities that differ from the terms described in this prospectus will be described in the applicable prospectus supplement.

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the following provisions will apply to depository arrangements.

Upon the issuance of a global debt security, the depository for the global debt security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual securities represented by the global debt security to the respective accounts of the beneficial owners of the individual debt securities, who are called “participants.” The accounts will be designated by the underwriters, dealers or agents with respect to the debt securities or by us if we directly offer and sell the debt securities. Ownership of a beneficial interest in a global debt security will be limited to the depository’s participants and will be shown on the records maintained by the depository or its nominee. Transfers of that ownership interest will be effected only through those records. Others may hold a beneficial interest in a global debt security but only through file ownership of a participant. Ownership and any transfer of that beneficial ownership will be shown on and effected through records maintained by the participant. The laws of some states require that certain purchasers of debt securities take physical delivery of the debt securities in definitive form. These laws may impair the ability to own, pledge or transfer beneficial interests in a global debt security.

So long as the depository for a global debt security or its nominee is the registered owner of the global debt security, the depository or nominee, as the case may be, will be considered the sole owner of the debt securities represented by the global debt security for all purposes under the applicable instrument defining the rights of a holder of the underlying debt securities. Except as described below or in the applicable prospectus supplement, participants, or anyone holding through a participant, will not be entitled to have any of the underlying debt securities registered in their names, will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form and will not be considered the owners of the underlying securities under the applicable instrument defining the rights of the holders of the underlying debt securities.

Amounts payable with respect to the underlying debt securities will be paid to the depository or its nominee, as the case may be, as the registered owner of the global debt security. Neither we, nor any of our officers or directors, nor any paying agent or security registrar for an individual series of debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depository for a series of debt securities issued in book-entry form, upon receipt of any payment of interest, principal, premium (if any) or any other amount in respect of a global debt security will immediately credit its participants’ accounts with payments in amounts proportionate to their respective interests in the global debt security as shown on the records of the depository or its nominee. We also expect that payments by participants to owners of beneficial interests in the global debt security held through the participants will be governed by standing instructions and customary practices, as is the case with debt securities held for the account of customers in bearer form or registered in “street name.” Such payments will be the responsibility of the participants.

If a depository for a series of debt securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual debt securities of that series in exchange for the global debt security representing the series of debt securities. In addition, we may, at any time and in our sole discretion, subject to any limitations described in the applicable prospectus supplement relating to the debt securities, determine not to have any debt securities of a series represented by one or more global debt securities and, in such event, will issue individual debt securities of the series in exchange for the global debt security or debt securities representing that series of debt securities.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase securities. Warrants may be issued independently or together with any securities and may be attached to or separate from the securities. The warrants are to be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. Unless otherwise specified in the applicable prospectus supplement, the warrant agreements and the warrants will be governed by and construed in accordance with the law of the State of New York. The following summarizes briefly the material provisions of the warrant agreement and warrants. You should read the particular terms of the warrants, which will be described in more detail in the applicable prospectus supplement. The applicable prospectus supplement will also state whether any of the general provisions summarized below do not apply to the warrants being offered. We will file the form of warrant agreement as an exhibit to a Current Report on Form 8-K before we issue the warrants. As used in this section only, “we”, “our” and “us” refers to Cooper Industries plc.

The applicable prospectus supplement will describe the following terms of any warrants that we may issue:

•	the title of the warrants;

•	the securities (which may include ordinary shares, preferred shares or depositary shares) for which the warrants are exercisable;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies, including composite currencies or currency units, in which the price of the warrants may be payable;

•	if applicable, the designation and terms of the ordinary shares, preferred shares or depositary shares with which the warrants are issued, and the number of the warrants issued with each ordinary share, each preferred share or each depositary share;

•	if applicable, the date on and after which the warrants and the related ordinary shares, preferred shares or depositary shares will be separately transferable;

•	if applicable, a discussion of any material United States federal income tax considerations; and

•	any other terms of the warrants, including anti-dilution provisions of the warrants and procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS

The following description of share purchase contracts and share purchase units sets forth certain general terms and provisions of share purchase contracts and share purchase units. This summary does not contain all of the information that you may find useful. The particular terms of the share purchase contracts, the share purchase units and, if applicable, the prepaid securities will be described in the prospectus supplement relating to those securities. For more information, you should review the share purchase contracts, the collateral arrangements and any depositary arrangements relating to such share purchase contracts or share purchase units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued, each of which will be filed as an exhibit to a Current Report on Form 8-K before we issue the share purchase contracts or share purchase units. As used in this section only, “we”, “our” and “us” refers to Cooper Industries plc.

We may issue share purchase contracts representing contracts obligating holders to purchase from us and us to sell to the holders a specified number of ordinary shares or preferred shares at a future date or dates. The price per share of ordinary share or preferred share may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula set forth in the share purchase contracts.

The share purchase contracts may be issued separately or as a part of units, often known as share purchase units, consisting of a share purchase contract and either

•	debt securities of Cooper US; or

•	debt obligations of third parties, including U.S. Treasury securities,

securing the holder’s obligations to purchase the ordinary shares or preferred shares under the share purchase contracts. The share purchase contracts may require us to make periodic payments to the holders of the share purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The share purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid share purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing each holder’s obligations under the original share purchase contract.

Unless otherwise specified in the applicable prospectus supplement, the share purchase contracts, the share purchase units and the unit agreements pursuant to which the share purchase units will be issued will be governed by and construed in accordance with the law of the State of New York.

PLAN OF DISTRIBUTION

We may sell the securities:

•	directly to purchasers, or

•	through agents, underwriters or dealers, or

•	through a combination of any of these methods of sale.

We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters’ obligations in the related supplement to this prospectus.

We may designate agents to solicit offers to purchase the securities from time to time. These agents may be deemed to be underwriters, as defined in the Securities Act of 1933, involved in the offer or sale of the securities. The prospectus supplement will name the agents and any commissions we pay them. Agents may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, under agreements between us and the agents, and the agents or their affiliates may extend credit to or engage in transactions with or perform services for us in the ordinary course of business. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

If we use any underwriters in the sale of any of the securities, we will enter into an underwriting agreement with them at the time of sale and the names of the underwriters and the terms of the transaction will be set forth in the prospectus supplement that the underwriters use to make resales of the securities. The underwriters may be entitled under the relevant underwriting agreement to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, and the underwriters or their affiliates may extend credit to or engage in transactions with or perform services for us in the ordinary course of business.

If we use dealers in the sale of the securities, we will sell the securities to those dealers, as principal. The dealers may then resell the securities to the public at varying prices to be determined by them at the time of resale. Dealers may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, and the dealers or their affiliates may extend credit to or engage in transactions with or perform services for us in the ordinary course of our business.

Cooper Parent’s ordinary shares are traded on the NYSE. Each series of securities will be a new issue and, other than our ordinary shares, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the ordinary shares, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we will not be obligated to do so. We can give no assurance as to the liquidity of the trading market for any of the offered securities.

LEGAL MATTERS

Certain legal matters under U.S. law in connection with the securities offered by this prospectus, including their validity, will be passed upon for us by King & Spalding LLP, Atlanta, Georgia and will be passed upon for any agents, dealers or underwriters by counsel named in the applicable prospectus supplement. Certain legal matters under Irish law in connection with the Ordinary Shares and Preferred Shares offered by this prospectus will be passed upon by Arthur Cox, Solicitors.

EXPERTS

The consolidated financial statements of Cooper Industries plc appearing in Cooper Industries plc’s Current Report on Form 8-K dated November 8, 2010, for the year ended December 31, 2009 and the effectiveness of Cooper Industries plc’s internal control over financial reporting as of December 31, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$

Cooper US, Inc.

$        % Senior Notes due
$        % Senior Notes due

Fully and Unconditionally Guaranteed by
Cooper Industries plc
(and specified subsidiaries)

Prospectus Supplement
December   , 2010

Joint Book-Running Managers

BofA Merrill Lynch
Citi
Goldman, Sachs & Co.